As filed with the Securities and Exchange Commission on September 7, 1999
                                         Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         PRECIS SMART CARD SYSTEMS, INC.
                 (Name of small business issuer in its charter)


           OKLAHOMA                                        73-1494382
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                                      5045
                          (Primary Standard Industrial
                          Classification Code Number)


                       11032 QUAIL CREEK ROAD, SUITE 108
                          OKLAHOMA CITY, OKLAHOMA 73120
                                  (405) 752-5550
             (Address and telephone number, including area code, of
                    registrant's principal executive offices)


                                 Larry E. Howell
                             Chief Executive Officer
                         Precis Smart Card Systems, Inc.
                        11032 Quail Creek Road, Suite 108
                          Oklahoma City, Oklahoma 73120
                                 (405) 752-5550
                     (Name, address and telephone number,
                              of agent for service)

                            ------------------------

                                   Copies To:

      MICHAEL E. DUNN, ESQ.                           BERT L. GUSRAE, ESQ.
      DUNN SWAN & CUNNINGHAM                          DAVID A. CARTER, P.A.
       2800 OKLAHOMA TOWER                              2300 GLADES ROAD
         210 PARK AVENUE                              SUITE 210, WEST TOWER
OKLAHOMA CITY, OKLAHOMA 73102-5604                  BOCA RATON, FLORIDA 33431
 TELEPHONE NUMBER: (405) 235-8318               TELEPHONE NUMBER: (561) 750-6999
  FACSIMILE NUMBER: (405)235-9605               FACSIMILE NUMBER: (561) 367-0960

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                    AMOUNT           PROPOSED          PROPOSED MAXIMUM         AMOUNT OF
             TITLE OF EACH CLASS OF                 TO BE        MAXIMUM OFFERING           AGGREGATE         REGISTRATION
          SECURITIES TO BE REGISTERED             REGISTERED    PRICE PER SHARE(1)       OFFERING PRICE           FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock(2)...............................    1,150,000            $6.00              $6,900,000            $1,919
---------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants                              115,000            $  --              $       --            $   --
---------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
    Underwriter's Warrants(3).................      115,000            $9.00              $1,035,000            $  288
---------------------------------------------------------------------------------------------------------------------------
      Total...................................                                            $7,935,000            $2,207
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
(2) Includes 150,000 shares of Common Stock subject to the underwriter's over-allotment option.

(3) Pursuant to Rule 416, includes such indeterminate number of additional securities as may be required for issuance on exercise of underwriter's warrants as a result of adjustment in the number of securities issuable on such exercise by reason of anti-dilution provisions of such warrants.

                            ------------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

We will amend and complete the information contained in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy.

                             PRELIMINARY PROSPECTUS
                               SEPTEMBER 7, 1999




                        1,000,000 SHARES OF COMMON STOCK




                         PRECIS SMART CARD SYSTEMS, INC.
                        11032 Quail Creek Road, Suite 108
                          Oklahoma City, Oklahoma 73120
                            Telephone: (405) 752-5550


         This is our initial public offering, and no public market exists for our common stock. The offering price of our common stock may not reflect the market price after the offering. The proposed trading symbol of our common tock
is "       ."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                PER SHARE               TOTAL
--------------------------------------------------------------------------------
Public offering price                             $6.00               $6,000,000
--------------------------------------------------------------------------------
Underwriting Discounts and Commissions            $ .60               $  600,000
--------------------------------------------------------------------------------
Proceeds to Precis                                $5.40               $5,400,000

The underwriter is offering 1,000,000 shares of our common stock on a firm commitment basis. The price per share is expected to be $6.00.

We have granted the underwriter a 45-day option to purchase up to an additional 150,000 shares of our common stock to cover over-allotments. If exercised in full, the total public offering price, underwriting discounts and commissions, and proceeds to Precis will be $6,900,000, $690,000 and $6,210,000, respectively.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. YOU SHOULD ONLY PURCHASE SHARES IF YOU CAN AFFORD A COMPLETE LOSS. BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND ANY SUPPLEMENT, PAYING PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 3.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                  BARRON CHASE
                                   SECURITIES

                              CAUTIONARY STATEMENT
                     RELATING TO FORWARD LOOKING INFORMATION

          We want to point out to you that certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus and the documents incorporated herein by reference are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. See "Risk Factors." As a result of the foregoing and other factors, we provide no assurance of our future operating results, levels of activity and achievements. We nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements contained in this Prospectus.

                            ------------------------

         "Precis Health Card System-TM-" is our trade mark for which trade mark applications are pending. "PrecisCache," "PrecisReserve," and "PrecisPersona" are trade marks we use, but we have not made trade mark applications for their protection. This prospectus also contains the trademarks and service marks of other companies which are the property of their respective owners.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.........................................................   1
        Precis Smart Card Systems, Inc.....................................   1
        The Offering.......................................................   1
        Summary Financial Information......................................   2
Risk Factors...............................................................   3
Use of Proceeds............................................................  12
Dividend Policy............................................................  12
Dilution...................................................................  12
Capitalization.............................................................  13
Management's Discussion and Analysis of
    Financial Condition and Results of Operations..........................  14
        Results of Operations..............................................  14
        Liquidity and Capital Resources....................................  16
Business...................................................................  17
Management.................................................................  27
        Directors and Executive Officers...................................  27
        Executive Officer Compensation.....................................  28
        Stock Option Plan..................................................  29
        Director Liability and Indemnification.............................  30
        Lack of Employment Arrangements
            and Keyman Insurance...........................................  30
Certain Transactions.......................................................  30
Security Ownership of Certain Beneficial
    Owners and Management..................................................  31
Description of Securities..................................................  31
        Common Stock.......................................................  31
        Preferred Stock....................................................  32
        Transfer Agent and Registrar.......................................  32
        Outstanding Stock Options..........................................  32
        Shareholder Action.................................................  32
        Anti-Takeover Provisions...........................................  33
Shares Eligible for Future Sale............................................  34
        Lock-Up Agreements.................................................  35
        State Imposed Escrow Arrangement.....................................35
Underwriting...............................................................  35
Legal Matters..............................................................  38
Experts....................................................................  38
Where You Can Find Additional Information..................................  38
Index to Financial Statements...............................................F-1

                               PROSPECTUS SUMMARY

          THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION APPEARING ELSEWHERE IN THIS DOCUMENT. IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS OR MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY. FOR ADDITIONAL INFORMATION, SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" (PAGE
3).

          WE CALL THIS DOCUMENT A PROSPECTUS. IT COVERS THE SHARES OF OUR COMMON STOCK WHICH ARE OFFERED BY US TO YOU AND OTHERS. THIS OFFERING TO YOU AND OTHERS IS REFERRED TO AS THE OFFERING. THESE SHARES OF OUR COMMON STOCK HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

          UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO AND ASSUMES THE FOLLOWING:

- THE SALE OF 1,000,000 SHARES OF OUR COMMON STOCK FOR THE INITIAL PUBLIC OFFERING PRICE OF $6.00 PER SHARE AND OUR RECEIPT OF NET PROCEEDS OF $5,050,000 PURSUANT TO THE OFFERING; AND

- BARRON CHASE SECURITIES DOES NOT EXERCISE ITS OVER-ALLOTMENT OPTION TO SELL AN ADDITIONAL 150,000 SHARES OF OUR COMMON STOCK.

WE RECOMMEND THAT YOU ESPECIALLY CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS" (PAGE 3). ALL REFERENCES IN THIS PROSPECTUS TO FISCAL YEARS ARE TO 12 MONTHS ENDED DECEMBER 31 OF THE PARTICULAR YEAR.

                         PRECIS SMART CARD SYSTEMS, INC.

          We at Precis Smart Card Systems, Inc. are a development stage company. We began our operations in 1993 as a limited liability company, all of the assets of which were acquired in April 1994 by a partnership owned by a majority of the owners of the limited liability company. Effective July 1, 1996, we became a corporation by merger of the limited partnership with us.

          We develop and market commercial software products used with a technology commonly referred to as "smart cards." Through our research efforts, we have developed a library of reusable computer software components for a variety of personal computer and embedded applications all centered on smart card technology. Our technology enables electronic commerce in closed-system environments for point-of-sale transactions and other uses. The smart card contains an embedded integrated circuit or microchip that serves as a programable storage device that performs specifically limited computer functions.

          Our products include the Precis Health Card System, a health care smart card system; PrecisCache, a fixed-value smart card system;
PrecisReserve, a reloadable stored-value smart card system; and PrecisPersona, a smart-card based customer loyalty and rewards system. These products are in various stages of development.

          Our principal executive offices are located at 11032 Quail Creek Road, Suite 108, Oklahoma City, Oklahoma 73120, and our telephone number is
(405) 752-5550.

THE OFFERING

Common stock offered:                          1,000,000 shares.

Common stock outstanding after the offering:   2,200,000 shares

Use of proceeds:                               We expect to have net proceeds of
                                               approximately $5,050,000 after
                                               payment and deduction of the
                                               expenses of the offering. We plan
                                               to use the net proceeds as follows:

                                               -  $654,000 reduction of indebtedness;

                                               -  $700,000 for further development
                                                  and marketing of our smart card
                                                  products and systems, and

                                               -  working capital.

Nasdaq symbol of common stock:

                          SUMMARY FINANCIAL INFORMATION

          You should read the following selected financial data in conjunction with our financial statements and related notes of Precis, together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" (page 14). The selected financial data as of and for the years ended December 31, 1998 and 1997, are derived from our audited financial statements. The selected financial data as of and for the six months ended June 30, 1999 and 1998, are derived from our unaudited financial statements. In our opinion, the financial information presented for the six months ended June 30, 1999 and 1998, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. All of this financial information is presented elsewhere in this prospectus The results of operations during years and periods presented are not necessarily indicative of our future operations.

                                                     FOR THE YEAR ENDED                       FOR THE SIX MONTHS ENDED
                                                         DECEMBER 31,                                JUNE 30,
                                               ---------------------------------          ---------------------------------
                                                   1998                 1997                 1999                  1998
                                               -----------           -----------          -----------           -----------
STATEMENT OF INCOME DATA:
Product and service revenue                    $   322,483           $    40,856          $    25,000           $    34,404
                                               -----------           -----------          -----------           -----------
Operating expenses--
    Product deployment and
        research and development                   389,586               542,203              134,462               193,799
    Sales and marketing                            147,411               148,885               79,321                74,418
    General and administrative                     399,756               472,320              217,124               163,544
                                               -----------           -----------          -----------           -----------
            Total expenses                         936,753             1,163,408              430,907               431,761
                                               -----------           -----------          -----------           -----------
            Operating loss                        (614,270)           (1,122,552)            (405,907)             (397,357)
                                               -----------           -----------          -----------           -----------

Other expense (income)--
    Interest expense                                59,196                29,890               42,834                24,079
    Interest income                                 (2,136)               (2,282)                  --                (1,364)
                                               -----------           -----------          -----------           -----------
                                                    57,060                27,608               42,834                22,715
                                               -----------           -----------          -----------           -----------

Net loss -- Deficit accumulated
    during development state                   $  (671,330)          $(1,150,160)         $  (448,741)          $  (420,072)
                                               -----------           -----------          -----------           -----------
                                               -----------           -----------          -----------           -----------

    Weighted average number of common
        shares outstanding                         900,000               900,000            1,002,083               900,000
                                               -----------           -----------          -----------           -----------
                                               -----------           -----------          -----------           -----------
    Per share                                  $     (0.75)                (1.28)               (0.45)          $     (0.47)
                                               -----------           -----------          -----------           -----------
                                               -----------           -----------          -----------           -----------

                                                          DECEMBER 31,                               JUNE 30, 1999
                                               ---------------------------------          -----------------------------------
                                                  1998                  1997                ACTUAL             AS ADJUSTED(1)
                                               -----------           -----------          -----------          --------------
BALANCE SHEET DATA:
Current assets                                 $    10,035                45,864          $   374,672           $ 4,901,622
Working capital (deficit)                         (757,441)             (551,188)            (716,844)            4,398,163
Total assets                                        74,253               206,139              389,734             4,916,684
Total current liabilities                          767,476               597,052            1,091,516               503,459
Long-term debt, net of current portion              41,570               273,669                4,558                 4,558
Stockholders' equity (deficit)                    (734,793)             (664,582)            (706,340)            4,340,660

----------------
(1) Adjusted to give effect to the sale of (i) 75,000 shares of our common stock for net proceeds of $130,500 and (ii) the sale of 1,000,000 shares of our common stock pursuant to the offering, receipt of estimated net proceeds of $5,050,000 and the application of such proceeds as anticipated.

                                  RISK FACTORS

          THE PURCHASE OF THE SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND THE MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS WHEN EVALUATING AN INVESTMENT IN OUR COMMON STOCK. MANY OF THE FACTORS DISCUSSED BELOW ARE NOT WITHIN OUR CONTROL. WE PROVIDE NO ASSURANCE THAT ONE OR MORE OF SUCH FACTORS WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATIONS AND, CONSEQUENTLY, ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR THE MARKET PRICE OF OUR COMMON STOCK.

WE HAVE A SHORT HISTORY OF OPERATIONS.

          We are a development stage company. We have a limited operating history upon which you can base your evaluation of our prospects and the potential value of our common stock. We are engaged principally in research and development of our proprietary smart card technology and software and development of pilot programs for our products. Our operating activities have been focused on the development of the smart card technology and products. Accordingly, we have incurred substantial operating losses. Our prospects and the potential value of our common stock must be considered risky. We face the uncertainties, expenses, delays and difficulties associated with establishing a new business in the rapidly evolving smart card industry, plus the risks of shifting from development to commercialization and marketing of our smart card products and technologies.

WE HAVE HAD LIMITED REVENUES, INCURRED SIGNIFICANT LOSSES AND HAVE AN ACCUMULATED DEFICIT.

         During the six months ended June 30, 1999, and the year ended December 31, 1998, we had total revenues of $25,000 and $322,483, respectively. We have generated limited revenues to date. Substantial increases in our revenues is dependent upon market acceptance of our smart card products and systems. We incurred significant losses in each period of our operating history resulting in an accumulated deficit at June 30, 1999 of $3,418,985. We will continue to have a high level of operating expenses. We will be required to make significant expenditures in further development and marketing of our smart card products and systems. Consequently, we anticipate continuing to incur significant and increasing losses in the foreseeable future until such time, if ever, that we are able to generate sufficient revenues to support our development and marketing activities. We cannot assure you that our smart card products and systems will gain market acceptance, or that we will be able to successfully implement our business strategy, generate meaningful revenues or achieve profitable operations. If we do not achieve or sustain profitable operations, we could be required to reduce significantly or suspend our operations, including research and development activities, seek a merger partner or sell additional securities on terms that are highly dilutive to the purchasers of our common stock pursuant to the offering.

WE HAVE A SUBSTANTIAL DEFICIT WORKING CAPITAL AND DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our financial statements included in this prospectus were prepared on the assumption that we will continue as a going concern. The report of our independent accountants with respect to our financial statements for 1998 and 1997 notes that we have suffered losses from operations in 1998 and 1997 and had an accumulated deficit at December 31, 1998. The report indicated that these factors raised substantial doubt regarding our ability to continue as a going concern.

WE DO NOT HAVE PRODUCT DIVERSIFICATION.

         Our smart card products and technology are expected to provide most if not all of our sales in the foreseeable future. Our operating results will therefore depend on

- continued and increased market acceptance of our smart card products and technology and

- our ability to modify our products and technology to meet the needs of our customers.

Any reduction in demand for, or increasing competition with respect to, these products will have a material adverse effect on our financial condition and results of operations.

WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS AND KEY
PERSONNEL.

         Our success to date has been largely dependent upon the skills and efforts of the current executive officers and other key employees. We do not have employment agreements with our executive officers and other key employees. The loss of services of any of our executive officers or other key personnel could have an adverse effect on our operations.

THERE IS A LOT OF UNCERTAINTIES RELATED TO OUR BUSINESS PLAN.

         The successful implementation of our business plan will be largely dependent upon market acceptance of our smart card technology. This will depend in part on our ability to market or continue to market successfully our smart card systems. This marketing will involve persuading potential customers or clients of the perceived benefits of our products and services, and to develop and commercialize further applications of our smart card technology. Successful marketing of the smart card technology will depend on, among other things, our ability to

- enter into marketing and licensing or other arrangements on a timely basis and on favorable terms;

- establish satisfactory arrangements with sales representatives and marketing consultants;

- hire and retain skilled management as well as financial, technical, marketing and other personnel;

- manage successfully our growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls); and

-        obtain adequate financing when and as needed.

We have limited experience in developing new products based on innovative technology. There is limited information available concerning the performance of our technologies or market acceptance of our products. We provide no assurance that

-        we will be successful in implementing our business plan or

- that unanticipated expenses or problems or technical difficulties will not occur which would result in material implementation delays, or

- we will have sufficient capacity to satisfy any increased demand for our smart card products and technologies resulting from implementation of our plan of operation.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE COMPLETE DISCRETION OVER THE APPLICATION OF THE PROCEEDS OF THIS OFFERING.

         We anticipate that a substantial portion of the proceeds of this offering will be allocated to the repayment of shareholder loans and working capital for general corporate purposes. The application of such proceeds will be in the sole discretion of our management. You and our other shareholders will have no input or control over decisions regarding application or use of the net proceeds. For more information regarding our proposed uses of the proceeds, you should see "Use of Proceeds" (page12).

FOLLOWING THE OFFERING, WE MAY HAVE A NEED FOR ADDITIONAL CAPITAL RESOURCES.

          Our capital requirements have been and will continue to be significant. Our future capital requirements will depend on many factors. These factors include

-        the extent and timing of acceptance of our products,

-        the progress of our research and development,

-        the cost of increasing our sales and marketing activities,

-        our operating results, and

-        the status of competing products.

Also, further development of our smart card products to meet the requirements and specifications of a particular customer may require significant investment in research and development. This investment may be much in advance of the actual installation and commencement of revenues from such installation.

         We anticipate that our existing capital resources and revenues from operations, together with the net proceeds of the offering, will be adequate to satisfy our capital requirements for at least 12 months following completion of the offering. Because our capital requirements cannot be accurately predicted, however, we may require additional financing prior to expiration of the 12 months. Also, we may require additional financing after expiration of the 12 months. If and when needed, we may not be able to obtain additional financing or if available such financing may be on terms not satisfactory or advantageous to our shareholders, including those purchasing our common stock in the offering. Our inability to obtain needed financing could have a material adverse effect on our financial condition or results of operations. We could be required to reduce significantly or suspend our operations, including research and development activities, seek a merger partner or sell additional securities on terms that are highly dilutive to the purchasers of our common stock pursuant to the offering.

THE PERIOD FROM INITIATION TO COMPLETION OF A SALE IS LENGTHY, AND WE HAVE FLUCTUATIONS IN THE RESULTS OF OUR OPERATIONS.

         The purchase of a smart card system generally involves a significant commitment of capital with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Accordingly, our product sales cycle varies by customer and industry, and may extend for periods of 12 months or more, depending upon, among other things, the time required by the customer to

-        complete a pilot test of the smart card system,

-        make a determination regarding purchase of the system,

-        negotiate payment terms, and

-        complete the installation.

         The sales cycle associated with the purchase of our smart card systems is typically lengthy and subject to a number of significant risks. These risk include

-        customers' or clients' budgetary constraints,

-        internal acceptance reviews,

-        competition,

- hardware and software vendors' inability promptly to provide quality products and services,

-        technological factors, and

-        market acceptance.

We have limited or no control of these risks. Because we determine our expenditure levels in advance of each quarter, our ability to reduce costs quickly in response to an unforeseen revenue shortfall is limited. Therefore, operating results would be adversely affected if projected revenues for a given quarter are not achieved. Due to the foregoing and because of the relatively fixed nature of certain of our costs,

- our quarterly operating results are likely to vary significantly in the future,

- period-to-period comparisons of our results of operations may not necessarily be meaningful, and

- in any event, such comparisons may not be indicative of future performance.

It is also likely that in some future quarter our operating results will be below the expectations of public market analysts and investors, which, in turn, could have a severe adverse effect on the price of our common stock.


WE DO NOT MANUFACTURE SMART CARD HARDWARE.

         We obtain all of the hardware components utilized in conjunction with our smart card technology form manufacturers and suppliers. We believe that these components are generally available from several suppliers. We do not, however, have any long-term supply contracts with any vendors. Also, although a component may be available from more than one supplier, we could incur delays in switching suppliers, which could have a material adverse effect on our sales and results of operations. Accordingly, the inability or unwillingness of a vendor to continue to supply components to us, whether because of labor unrest, natural disaster or the vendor's production constraints or desire to favor other customers, could have a material adverse effect on our results of operations.

AS WE GROW, WE MAY NOT BE ABLE SUCCESSFULLY TO MANAGE OUR GROWTH.

         In the event we experience substantial growth, such growth will

-        challenge our management and operating resources,

- require us to hire more technical, sales and marketing, support and administrative personnel,

-        require us to expand customer service capabilities, and

-        require us to expand management information systems.

There can be no assurance that we will

- attract and retain the necessary personnel to accomplish our growth strategies or

- not experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion or to satisfactorily support our customers.

If we are unable to manage growth effectively, our business and results of operations could be materially and adversely affected.

          We intend to market our smart card technology outside the United States. We are currently engaged in discussions and negotiations with customers for the sale and installation of smart card systems in Mexico and Canada. However, we provide no assurance that such systems will be sold and installed. In order to successfully expand internationally, we may be required to establish foreign operations and hire additional personnel. This will require significant management attention and financial resources and could materially adversely affect our operating margins and profitability. International sales and operations are subject to numerous risks, including the following:

- unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers,

-        difficulties in staffing and managing foreign operations,

-        difficulties in protecting intellectual property rights,

-        longer payment cycles and problems in collecting accounts receivable,

-        political instability,

- fluctuations in currency exchange rates and implementation of foreign exchange controls, and

-        potentially adverse tax consequences.

We provide no assurance that one or more of such factors will not have a material adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations.

THE COMPETITION FOR QUALIFIED EMPLOYEES IS INTENSE.

         Our success and growth will continue to depend in large part on our ability to attract and retain talented and qualified employees, including highly skilled management personnel. Competition in the recruiting of highly-qualified personnel is intense. We may experience difficulty in recruiting talented and qualified employees, particularly for further development of out smart card technology. Our inability to recruit additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations. We provide no assurance that we will be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations.

THERE ARE UNCERTAINTIES REGARDING PREPAREDNESS FOR
THE YEAR 2000.

         There has been significant awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current technology to process the change in the year 1999 to 2000. We do not currently believe that we will experience any significant adverse effects or material unbudgeted costs resulting therefrom. Nevertheless, we cannot provide any assurance in this regard, and any such significant costs or effect could materially and adversely affect our operations and financial condition.

WE MAY BECOME DEPENDENT ON GOVERNMENT
CONTRACTS.

         As part of our strategy, we may market our smart card systems to government agencies in the United States and internationally. In such event, we will become subject to the special risks involving government contracts. These risks include

-        delays in funding,

-        lengthy review processes for awarding contracts,

-        non-renewal, delay, termination at the convenience of the government,

- reduction or modification of contracts in the event of changes in the governmental policies or as a result of budgetary constraints, and

-        increased or unexpected costs resulting in losses.

Any or all of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

         Furthermore, we may also be required to obtain any potential government contracts through the competitive bidding process. There can be no assurance that we would be successful in having our bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitable operations. The competitive bidding process is typically lengthy and often results in the expenditure of financial and other resources in connection with bids that are not accepted. Additionally, inherent in the competitive bidding process is the risk that actual performance costs may exceed projected costs upon which a submitted bid or contract price is based. To the extent that actual costs exceed projected costs, we would incur losses, which would adversely affect our operating margins and results of operations. Moreover, in most instances, we would be required to post bid or performance bonds in connection with contracts with government agencies. Our inability to obtain bonding coverage in sufficient amounts could have a material adverse effect on our results of operations.

THE COMPETITION WITHIN THE SMART CARD INDUSTRY IS INTENSE.

         The smart card industry in the United States is an emerging business characterized by an increasing and substantial number of new market entrants. These market entrants have introduced or are developing an array of new products and services relating to electronic transactions and information processing. Each of these entrants is positioning its products and services as the preferred method of effectuating highly individualized, easy-to-use electronic transaction and information processing.

         This market is therefore characterized by intense competition. More specifically, we compete with numerous well-established companies. These companies include International Business Machines, Inc., ICL, 3GI, CyberMark, Touch Technology International, Inc., Sun MicroSystems, Inc., Technology @ Work, Bull, Card Europe, Gemplus, Innovatron, Philips Electronics, Aladdin Systems, Pathways Group, Inc., MONDEX, MasterCard, Microsoft, Motorola, Schlumberger, Siemens, DigiCash, Leapfrog, Inc., and Visa, which design, manufacture and/or market smart card systems. We believe that our smart card products compete on the basis of enhanced security, flexibility, salability, cost-effectiveness and quality. Although, our smart card systems incorporate new concepts, they may be unsuccessfully marketed even if they are superior to those of our competitors.

         Certain competitors may be developing technologies or products which we are unaware. These products may be functionally similar or superior to our products. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us. They may also have established reputations relating to the design, development, marketing and service of smart card systems.

         As the market for smart card systems grows, new competitors are likely to emerge. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business and results of operations. There can be no assurance that

-        we will be able to compete successfully,

- competitors will not develop technologies or products that render our systems obsolete or less marketable, or

- we will be able to successfully enhance our products or develop new products when necessary.

THE MARKET FOR SMART CARD TECHNOLOGY IS DEVELOPING AND WE ARE NOT SURE OF THE MARKET ACCEPTANCE OF SUCH TECHNOLOGY.

         The smart card industry in the United States is an emerging business. The use of smart cards in many other countries is much more progressed. The success of the smart card industry domestically depends, in large part, on the ability of market participants, including us, to convince governmental authorities, commercial enterprises and other potential system sponsors or users to adopt a smart card system. The smart card system would replace existing or alternative systems such as magnetic stripe card and paper-based systems, and would change the way certain transaction and information processing tasks are accomplished.

         Due to the large capital and infrastructure investment made by debit and credit card issuers and significantly lower costs associated with the use of magnetic stripe cards, there is no assurance that our smart card technology will prove to be economically viable for a sufficient number of sponsors and users. In such event, many potential system sponsors or users may be reluctant to convert to smart card technology. Accordingly, there can be no assurance that there will be significant market opportunities for smart card systems in the United States or that the acceptance of smart card-based systems in other countries will be sustained. As such, demand for and market acceptance of our smart card systems are subject to a high level of uncertainty.

         Also, because the software products incorporated in our smart card products and systems are complex, our software products may contain errors or failures when installed, updated or enhanced. There can be no assurance that, despite testing, errors will not be found in our products after the delivery, resulting in loss of or delay in market acceptance.

WE HAVE JUST RECENTLY BEGUN TO MARKET OUR SMART CARD TECHNOLOGY; THEREFORE, WE HAVE LIMITED MARKETING EXPERIENCE.

         We may rely on unrelated third parties to assist in marketing our smart card technology and applications. However, we anticipate that companies with smart card marketing experience are very limited. Following the offering, we will have limited financial, personnel and other resources to undertake extensive worldwide marketing activities. Potential system sponsors or users of our smart card systems must be persuaded that the costs of adopting and implementing smart card systems are justified by the benefits to be derived therefrom. Achieving market acceptance of our products and systems will require significant efforts and expenditures to create awareness, demand and interest by potential system sponsors and users, and others regarding the perceived benefits of our smart card technologies. There is no assurance that we will be able to

-        meet our current objectives,

- succeed in positioning our cards and systems as a preferred method of delivering electronic transaction and information processing, or

-        achieve significant market acceptance of our products.

LIKE MOST TECHNOLOGY, SMART CARD TECHNOLOGY IS SUBJECT TO SWIFT CHANGE AND OBSOLESCENCE.

The computer application software market is subject to

-        rapid technological change,

-        frequent new product introductions, and

-        evolving technologies and industry standards

that may render existing products and services obsolete. We can not provide any assurance that our products and systems will not suffer such obsolescence.

         Furthermore, our research and development efforts are subject to all of the risks inherent in the development of new products and technology, including unanticipated delays, expenses and difficulties. There is no assurance

- that our products and systems will satisfactorily perform the functions for which they are designed,

- that our products and systems will meet applicable price or performance objectives,

- or that unanticipated technical or that other problems will not occur which would result in increased costs or material delays in development.

         Because of the rapid pace of technological change in the application software industry, any developed market position in the smart card industry or other markets that we may enter could be eroded rapidly by product advancements. Our software applications rely primarily on internally developed software tools and applications. If alternative software development tools and applications were to be redesigned and generally accepted in the marketplace, we could be at a competitive disadvantage relative to companies employing such alternative developmental tools and applications. Our smart card products and systems must keep pace with

-    technological developments,

-    conform to evolving technologies and standards, and

-    must address increasingly sophisticated client needs.

Such developments may require substantial additional capital investments by us in product development and testing. We can not provide any assurance that we will have sufficient resources to make the necessary research and development investments. Also, there can be no assurance that

- we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products,

- the new products and product enhancements will meet the requirements of the marketplace and achieve market acceptance, or

- that our current or future products will conform to industry requirements.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

          Our success in the smart card industry is largely dependent upon our software technology. Our products and systems are licensed to customers and sponsors. These license agreements contain provisions protecting against the unauthorized use, copying and transfer of the licensed program. We also rely on a combination of trade secret, copyright and trademark laws, and non-disclosure agreements to protect our proprietary rights in our products and technology. There is no assurance that such measures are adequate to protect our proprietary technology. There is also no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our software technologies.

         We believe that our services and products do not infringe on the intellectual property rights of others and are not aware of any asserted claims. However, there is no assurance that a person will not assert a claim against us for violating such person's technology property rights. It is also possible that any such assertion may require us to enter into royalty arrangements, resulting in possible extensive and costly litigation, or possibly even prohibit us from marketing our products. Furthermore, the intellectual property issues relating to our products in general have not been addressed by judicial authorities in many instances. Such adverse actions or decisions made by such authorities could create uncertainty, and our business, financial condition and results of operations could be materially and adversely affected.

IF YOU PURCHASE OUR COMMON STOCK, YOU WILL SUFFER AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES OF COMMON STOCK.

         The $6.00 initial offering price of our common stock is substantially in excess of our $1.97 pro forma net tangible book value at June 30, 1999. Based upon our pro forma net tangible book value at June 30, 1999, you and the other purchasers of our common stock pursuant to this offering will suffer an immediate and substantial dilution of your investment in our common stock. On a per share basis, you will suffer dilution of $4.03 per share or 67% of the initial public offering price of our common stock. The dilution amount represents initial public offering price and the pro forma net tangible book value.

PRIOR TO THE OFFERING THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK; THE OFFERING PRICE OF OUR COMMON STOCK MAY NOT REPRESENT ITS VALUE; IF A MARKET DEVELOPS, THE MARKET PRICE MAY BE SUBJECT TO WIDE FLUCTUATIONS.

          Prior to the offering there has been no public market for our common stock. We provide no assurance that after the offering

- an active trading market for our common stock will develop or be sustained or

- the market price of our common stock will not decline below the offering price to the public.

The initial public offering price of our common stock

- was determined solely by negotiations between us and Barron Chase Securities, the underwriter of the offering based upon several factors,

- does not necessarily bear any relationship to our assets, book value, earnings or other established criteria of value, and

- does not necessarily reflect the market price of the common stock after the offering.

The market price of our common stock after the offering may be subject to significant fluctuations in response to, and may be adversely affected by, a number of factors, including

-        variations in quarterly operating results,

-        changes in earnings estimates by analysts,

- developments in the computer software industry generally and more particularly the smart card industry and the industries served thereby,

- adverse earnings or other financial announcements of our customers or clients,

- announcements and introductions of product or service innovations or new contracts by us or our competitors, and

-        general stock market conditions.

In addition, the stock market has experienced extreme price and volume fluctuations from time to time which have, in certain circumstances, borne no meaningful relationship to company performance.

FUTURE SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE SALES PRICE THAT YOU RECEIVE FOR YOUR SHARES OF OUR COMMON STOCK.

          Sales of substantial amounts of our common stock in the public market could adversely affect its market price. Immediately following completion of the offering, we anticipate that there will be 2,200,000 shares of our common stock outstanding (without giving effect to exercise of outstanding stock options and exercise of Barron Chase Securities, Inc. option to sell an additional 150,000 pursuant to the offering). Of these shares, 1,456,884 shares of our common stock will be freely tradable without regard to volume or other limitations pursuant to Rule 144 or Rule 701 promulgated under the Securities Act of 1933, unless held by one of our officers, directors, or 10% or greater shareholders.

         Our executive officers, directors, and certain shareholders have entered into lock-up agreements with Barron Chase Securities, Inc. Under these agreements our officers, directors and shareholders have agreed not to sell or otherwise dispose of 443,116 shares of our common stock beneficially owned by them for a period of two years from the date on the front cover of this prospectus. In addition, shareholders who purchased shares of our common stock in the private offering completed in June 1999 have similarly agreed not to sell or otherwise transfer the 300,000 shares of our common stock for the two-year period. We anticipate that pursuant to such lock-up agreements, Barron Chase Securities, Inc., in its sole discretion at any time without notice, may release all or a portion of the shares and stock options subject to lock-up agreements.

IF WE FAIL TO MEET CERTAIN MINIMUM REQUIREMENTS, OUR COMMON STOCK WILL BE DELISTED BY NASDAQ AND BECOME TRADABLE ON THE OVER-THE-COUNTER MARKET. SUCH EVENTS WILL NEGATIVELY AFFECT THE SALE PRICE OF OUR COMMON STOCK.

         We have made application for inclusion of our common stock on the Nasdaq SmallCap Market following completion of the offering. Continued inclusion of our common stock on Nasdaq will be subject to certain conditions, generally including

-        our common stock having a $1.00 or higher bid price per share,

- net tangible assets of at least $2 million, market capitalization of at least $35 million or net income of at least $500,000,

- two or more market makers (a dealer holding itself out as ready to buy and sell our common stock on a regular basis),

-        market value of public float of at least $1 million, and

-        at least 300 shareholders.

In the event such minimum requirements for inclusion are not met,

- our common stock will be delisted and no longer included on the Nasdaq SmallCap Market,

-        would then be traded in the over-the-counter market, and

-        may become subject to the "penny stock" trading rules.

The over-the-counter market is volatile and characterized as follows:

- the over-the-counter securities are subject to substantial and sudden price increases and decreases,

- at times the price (bid and ask) information for such securities may not be available,

- if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

- the available offered price may be substantially below the quoted bid price.

OUR COMMON STOCK MAY BECOME SUBJECT TO "PENNY STOCK" RULES WHICH IMPOSE SIGNIFICANT RESTRICTIONS ON BROKER-DEALERS WHO EFFECT TRANSACTIONS IN OUR COMMON STOCK.

         If our common stock is delisted from the Nasdaq SmallCap Market and does not trade on another national securities exchange, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

-        is not listed on a national securities exchange or Nasdaq,

-        is listed in "pink sheets" or on the NASD OTC Bulletin Board,

-        has a price per share of less than $5.00 and

-        is issued by a company with net tangible assets less than $2 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase a penny stock (by a purchaser that is not an accredited investor as defined by Rule 501(a) promulgated under the Securities Act of 1933) or the sale of a penny stock. These responsibilities and duties include

-    determination of the purchaser's investment suitability,

-    delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

In the event penny stock trading rules become applicable, compliance with such trading rules may affect the ability to resell our common stock because of the additional duties and responsibilities imposed upon the broker-dealers and salespersons recommending and effecting sale and purchase transactions in our common stock. Also, many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading regulations. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability of a holder to resell our equity securities, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

WE MAY ISSUE ADDITIONAL COMMON STOCK ON TERMS DETERMINED BY OUR BOARD OF DIRECTORS WITHOUT YOUR CONSENT OR APPROVAL.

         We are authorized to issue 8,000,000 shares of common stock and 2,000,000 shares of preferred stock. Following completion of the offering, we will have 5,800,000 shares of our common stock and 2,000,000 shares of preferred stock available for issuance. We have the right to offer any authorized and not outstanding shares of our capital stock at an offering price to be determined in sole discretion of our board of directors, including the shares of our common stock not sold pursuant to the offering. We have agreed not to issue any preferred stock for a period of three years from the date of this prospectus without the consent of Barron Chase Securities.

         The sale of such additional shares of capital stock may result in substantial dilution, and the preferred stock may have rights superior to those of our common stock.

IT IS DIFFICULT FOR A THIRD PARTY TO ACQUIRE US DUE TO PROVISIONS IN OUR CHARTER, BYLAWS AND THE LAWS OF OUR STATE OF INCORPORATION.

         Provisions of our certificate of incorporation and the Oklahoma General Corporation Act may make it difficult to effect a change in shareholder control and to replace our incumbent management. Such provisions could limit the price that a person would be willing to pay in the future for shares of our common stock. Furthermore, our certificate of incorporation authorizes us to issue preferred stock in classes or series. Our board of directors is authorized to set and determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that our board of directors opposes.

         At some time in the future, we may also become subject to the anti-takeover provisions of the Oklahoma General Corporation Act, which in such case and in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval.

WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS.

         It is anticipated that we will not pay any dividends on our common stock in the foreseeable future.

                                 USE OF PROCEEDS

         From sale of the 1,000,000 shares of our common stock pursuant to the offering, we will receive estimated net proceeds of $5,050,000 ($5,833,000 if Barron Chase Securities Inc. elects to sell an additional 150,000 shares of our common stock). We anticipate that the $5,050,000 estimated net proceeds will be expended as follows:

               USE OF ESTIMATED NET PROCEEDS                             AMOUNT             PERCENT
                                                                       ----------           -------
Payment of accounts payable as of June 30, 1999 ....................   $  323,900              6.4%

Enhancement and further development of smart card products and
technology..........................................................      700,000             13.9

Marketing development costs ........................................    3,196,450             63.3
Repayment of $329,650 shareholder unsecured loans becoming
     due 30 days following completion of the offering:
         Bearing interest at 25% per year ..........................       99,900              2.0
         Bearing interest at 15% per year ..........................      229,750              4.5
Working capital ....................................................      500,000              9.9
                                                                       ----------            -----

          Total estimated net proceeds of the offering .............   $5,050,000            100.0%
                                                                       ----------            -----
                                                                       ----------            -----

         The foregoing represents our best estimate of the allocation of the proceeds of the offering based upon the present state of our business, operations and plans, and current business conditions. We will have broad discretion to determine the use of a substantial portion of the proceeds of the offering. Conditions may develop which could cause us to reallocate proceeds from the categories listed above. These conditions include difficulties encountered in further development of our smart card products and technology and marketing of such products, and changes in economic climate. The occurrence of these conditions is unpredicted with any degree of certainty. Any such reallocation will be at the discretion of our board of directors.

         We believe that the net proceeds of the offering, combined with the cash and cash equivalents, will be sufficient to fund our budgeted capital and operating requirements for the next 12 months. Pending use of the net proceeds, we will invest the net proceeds in federally insured or guaranteed securities.

                                 DIVIDEND POLICY

         We do not intend to pay and you should not expect to receive cash dividends on our common stock. Our dividend policy is to retain earnings to support the expansion of our operations. If we were to change this policy, any future cash dividends will depend on factors deemed relevant by our board of directors. These factors will generally include future earnings, capital requirements and our financial condition. No dividends may be paid on our outstanding common stock until all dividends then due on our outstanding preferred stock have been paid.

                                    DILUTION

          The pro forma net tangible book value of our common stock, at June 30, 1999, was $(686,534), or $(.58) per share. This pro forma net tangible book value gives effect to completion of our private placement of 300,000 shares of our common stock in July 1999 and receipt of estimated net proceeds of $497,000. Without taking into account changes in pro forma net tangible book value after June 30, 1999, other than completion of the private placement and to assume the sale of 1,000,000 shares of our common stock at the public offering price of $6.00 per share and our receipt of approximately $5,050,000 in net proceeds pursuant to the offering, our pro forma net tangible book value at June 30, 1999, would have been $4,363,466, or $1.97 per share. This represents an immediate increase in the pro forma net tangible book value of $2.55 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $4.03 per share of common stock to the purchasers of our common stock pursuant to the offering. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (tangible assets less liabilities) by the number of shares of common stock outstanding at that date on a pro forma basis. The following table illustrates the pro forma per share dilution to purchasers of our common stock pursuant to the offering as of June 30, 1999:

                                                                                            PERCENTAGE
                                                                                             OF PUBLIC
                                                                                           OFFERING PRICE
                                                                                           --------------
   Public offering price ............................................             $  6.00       100.0%
    Pro forma net tangible book value per share as of June 30, 1999.. $ (0.58)
    Increase in pro forma net tangible book value attributable
        to existing shareholders                                         2.55
                                                                      -------
Pro forma net tangible book value per share after the offering ......                1.97        33.0
                                                                                  -------        ----
Dilution to new investors ...........................................             $  4.03        67.0%
                                                                                  -------        ----
                                                                                  -------        ----

         The following table sets forth, on a pro forma basis as of June 30, 1999, the number of shares of our common stock purchased for cash, the total consideration paid and the average cash price per share paid by our current shareholders and by the purchasers of our common stock pursuant to the offering before deduction of underwriting discounts and other estimated offering expenses:


                                                 SHARES PURCHASED              TOTAL CONSIDERATION                AVERAGE
                                             -----------------------      ----------------------------             PRICE
                                               NUMBER        PERCENT        AMOUNT             PERCENT           PER SHARE
                                             ---------       -------      ----------          --------           ---------
Our current shareholders ...............     1,200,000(1)     59.5%       $2,732,451 (1)         31.2%            $  2.27
The purchasers of our common stock .....     1,000,000        45.5%        6,000,000             68.8%            $  6.00(2)
                                             ---------       ------       ----------          -------
        Total                                2,200,000       100.0%       $8,719,645            100.0%
                                             ---------       ------       ----------          -------
                                             ---------       ------       ----------          -------

---------------
(1) The amount is based upon total stockholders' equity plus the accumulated deficit as set forth in our financial statements included elsewhere in this prospectus, adjusted to give effect to completion of our private placement of 300,000 shares of our common stock in July 1999 and receipt of estimated net proceeds of $497,000.

(2) The average price per share is the $6.00 public offering price of our common stock.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 1999 and as adjusted to give effect to the offering and completion of our private placement of 300,000 shares of our common stock in July 1999. You should read the following table in conjunction with our unaudited financial statements and notes thereto appearing elsewhere in this prospectus.

                                                          AS OF
                                                         JUNE 30,
                                                           1999             AS ADJUSTED(1)
                                                        -----------         --------------
Mezzanine debt .......................................  $   329,643           $       --
Current portion of long-term debt ....................      340,026              340,026
Long-term debt, net of current portion ...............        4,558                4,558
                                                        -----------          -----------
Stockholders' equity:
  Common Stock .......................................       11,757               22,000
  Additional paid-in capital .........................    2,701,070            7 760,451
  Deficit accumulated during development stage .......   (3,418,985)          (3,418,985)
                                                        -----------          -----------
    Total stockholders' equity .......................     (706,340)           4,363,466
                                                        -----------          -----------
Total capitalization (deficit) .......................  $   (32,113)          $4,708,050
                                                        -----------          -----------
                                                        -----------          -----------

------------------
(1) Adjusted to give effect to completion of (i) our private placement of 300,000 shares of our common stock in July 1999 and receipt of estimated net proceeds of $497,000, (ii) the sale of 1,000,000 shares of our common stock pursuant to the offering and receipt of estimated net proceeds of $5,050,000, and (iii) the repayment of our mezzanine debt.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The results of our operations as discussed below are not necessarily indicative of our operations following completion of the offering.

RESULTS OF OPERATIONS

         The following table sets forth selected results of our operations for
(i) the years ended December 31, 1998 and 1997, and (ii) the six months ended June 30, 1999 and 1998. We took the information from our financial statements appearing elsewhere in this prospectus.

                                               FOR THE YEAR ENDED DECEMBER 31,              FOR THE SIX MONTHS ENDED JUNE 30,
                                         ------------------------------------------   --------------------------------------------
                                                  1998                  1997                   1999                  1998
                                         --------------------  --------------------   --------------------  ----------------------
                                           AMOUNT     PERCENT     AMOUNT    PERCENT      AMOUNT    PERCENT    AMOUNT      PERCENT
                                         -----------  -------  -----------  -------   -----------  -------  -----------   --------
Product and service revenues ..........  $   322,483    100%   $    40,856     100%   $    25,000   100%    $    34,404      100%
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
Operating expenses:
  Product deployment and research
    and development ...................      389,586    121        542,203    1327        134,462     538       193,799      563

  Sales and marketing .................      147,411     46        148,885     364         79,321     317        74,418      216
  General and administrativ ...........      399,756    124        472,320    1159        217,124     868       163,544      475
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
    Total expenses ....................      936,753    290      1,163,408    2847        430,907    1723       431,761     1255
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
    Operating loss ....................     (614,270)  (190)    (1,122,552)  (2747)      (405,907)  (1624)     (397,357)   (1155)
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
Other expenses (income)
  Interest expense ....................       59,196     18         29,890      73         42,834     171        24,079       70
  Interest income .....................       (2,136)    (1)        (2,282)     (5)            --      --        (1,364)      (4)
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
                                              57,060     18         27,608      68         42,834     171        22,715       66
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
Net loss - deficit accumulated during
  development stage ...................  $  (671,330)  (208)%  $(1,150,160)  (2815)%  $  (448,741)  (1795)%   $(420,072)   (1221)%
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------
                                         -----------  -----    -----------  -------     ---------  ------   -----------   ------

                         COMPARISON OF SIX-MONTH PERIODS
                          ENDED JUNE 30, 1999 AND 1998

         Net sales during the six months ended June 30, 1999, decreased $9,404, a 27.3% decrease, to $25,000 from $34,404 during the six months ended June 30, 1998. The decrease was principally attributable to implementation of the PrecisCache-TM- system for the 1998 PGA Championship and for the Kiel Center Arena, home of the National Hockey League's St. Louis Blues, during the 1998 six-month period.

         Operating expenses during the 1999 six-month period decreased $854 to $430,907 from $431,761 during the 1998 six-month period. Increases in general and administrative and sales and marketing expenses were offset by a decrease in product deployment and research and development costs. The $53,580 increase in general and administrative expenses to $217,124 during the 1999 six-month period from $163,544 during the 1998 six-month period was primarily attributable to increase in insurance costs, legal costs and depreciation expense. Also, sales and marketing expenses increased $4,903 to $79,321 during the 1999 six-month period from $74,418 during the 1998 six-month period. The increase in sales and marketing expenses was attributable to the increased focus on marketing activities. Offsetting the increase in general and administrative expenses and sales and marketing expenses, product deployment and research and development expenses decreased $59,337 to $134,462 during the 1999 six-month period from $193,799 during the 1998 six month period. This decrease was attributable to the maintenance in 1998 of the Chicago White Sox project test that was implemented for the 1997 and 1998 seasons, as well as product deployment and research and development expenses and sales and marketing expenses associated with the above-mentioned implementations of the PrecisCache system. We incurred operating losses of $405,907 and $397,357 during the 1999 six-month period and 1998 six-month period, respectively. The $8,550 increase in the 1999 six-month period operating loss was attributable to the decrease in product and service revenues.

          Other expenses (income) increased by $20,119 or 89% to a net expense of $42,834 during the 1999 six-month period from $22,715 in the 1998 six-month period. This increase was principally due to the increase in interest expense, which increased from $24,079 during the 1998 six-month period to $42,834 during the 1999 six-month period. The increase in interest expense was attributable to increase in our outstanding debt during the 1999 six-month period compared to the 1998 six-month period. During the 1999 six-month period we had a $448,741 net loss, while during the 1998 six-month period we had a net loss of $420,072, an increase of $28,669.

                           COMPARISON OF 1998 AND 1997

         Product and service revenues during the year ended December 31, 1998, increased by $281,627 (a 689% percent increase) to $322,483 from $40,856 during the year ended December 31, 1997. The increase was principally attributable to implementation of the PrecisCache system for NationsBank in Erisson Stadium (home of the National Footbal League's Carolina Panthers), National Hockey League's St. Louis Blues, and the 1998 PGA Championship during 1998.

         Operating expenses during 1998 decreased $226,655, a 19.5% decrease, to $936,753 from $1,163,408 during 1997. This decrease was principally attributable to the decrease of $152,617 decrease, a 28.1% decrease, in product deployment and research and development to $389,586 from $542,203 during 1997 and the $72,564 decrease (a 15.4% decrease) in general and administrative expense to $399,756 from $472,320 during 1997. The decrease in product deployment and research and development was attributable to the decrease in expenses associated with maintenance and implementation of the Chicago Whit Sox project test with was implemented for the 1997 and 1998 seasons. The largest portion of the costs associated with this project test was incurred in 1997. The reduction in general and administrative expense was attributable to a write-off of approximately $126,000 of previously capitalized start-up costs as a result of our adoption of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," issued by the American Institute of Certified Public Accountants. This statement requires that the costs of start-up activities and organization costs be expensed as incurred. This write-off was offset by an increase of $28,092 in depreciation expense to $103,594 from $75,502 during 1997, and a general increase in other office and overhead expenses associated with our increased activity during 1998 compared to 1997. Sales and marketing expenses remained constant with a $1,474 decrease to $147,411 in the 1998 from $148,885 during 1997. We incurred an operating loss of $614,270, a $508,282 decrease, in 1998 compared to a $1,122,552 operating loss in 1997.

         Other expenses (income) increased by $29,452 or 107% to a net expense of $57,060 during the 1998 from $27,608 in 1997. This increase was due to the increase in interest expense to $59,196 during 1998 from $29,890 during 1997. This increase was due to the increase in outstanding, interest-bearing debt during 1998 compared to 1997. During 1998 we had a net loss of $671,330, compared to a net loss of $1,150,160 during 1997.

                               PRO FORMA EFFECT OF
                            STOCK-BASED COMPENSATION

           We have historically used stock options to retain and compensate its officers, directors, employees and others. During 1998 and 1997, we granted stock options for the purchase of our common stock to our officers, directors, employees and others. In accordance with Accounting Principles Board Opinion No. 25, the compensation cost of such stock options is not recognized in our financial statements. The outstanding stock options granted in 1998 and 1997 had an estimated fair value at the date of grant of the options of $116,278 and 209,718, respectively, utilizing the methodology prescribed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. After giving effect to the estimated fair value of such options, we had pro forma net loss of $787,608 ($0.87 per common share) for the year ended December 31, 1998, and had pro forma net loss of $1,359,878 ($1.51 per common share) for the year ended December 31, 1997.

                      YEAR 2000 COMPUTER SYSTEM COMPLIANCE

         Some of our computer systems were developed employing six digit date structures. Where date logic requires the year 2000 or beyond, such structures may produce inaccurate results. We have completed the implementation of a program to comply with year 2000 requirements on a system-by-system basis including information technology and non-information technology systems, such as micro controllers. Our information and non-information technology systems are certified as year 2000 compliant. Accordingly, we believe that

- the costs of our year 2000 compliance have not been material to our financial position or results of operations and

- the year 2000 compliance issue has not and will not pose significant operational problems.

         Based on progress to date and the limited instances of date sensitive calculations, we have concluded that there is no need for a contingency plan therefore such plan has not been developed. The most likely risk to us from year 2000 compliance are external, due to the difficulty of validating all key third parties' readiness for the year 2000. We have sought and will continue to seek confirmation of such compliance and seek relationships with subcontractors, suppliers, vendors, and service providers that interface with our software and that are year 2000 compliant.

                          RECENTLY ANNOUNCED ACCOUNTING
                                 PRONOUNCEMENTS

         In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), which supercedes Statement of Position 91-1, Software Revenue Recognition. SOP 97-2 focuses on when and the amount of revenue that should be recognized for licensing, selling, leasing or otherwise marketing computer software and is effective for transactions enter into in fiscal years beginning after December 15, 1997. In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-4, Deferral of the Effective Date of Provision of SOP 97-2, Modification of SOP 97-2, Software Revenue Recognition ("SOP 98-4"). SOP 98- 4 defers for one year specific provision of SOP 97-2. In December 1998, the Accounting Standards Executive Committee issued Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions ("SOP 98-9"). SOP 98-9 also amended specific provisions of SOP 98-4 through fiscal years beginning on or before March 15, 1999. We believe that the adoption of SOP 97-2, as amended, will not have a material effect on our financial position and results of operations.

                         INCOME TAX PROVISION (BENEFIT)

         Statement of Financial Accounting Standards 109, Accounting for Income Taxes, requires the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. At December 31, 1998 and 1997, we had the benefit of net operating loss carryforwards of $743,300 and $488,100, respectively. The tax benefit was attributable to the net operating loss carryforwards of approximately $1,860,000 which if not realized, will expire at various dates through 2013. The cumulative net deferred tax asset at December 31, 1998, after the valuation allowance, had no value.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, we have financed operations and capital expenditures through private placements and sales of debt and equity securities together with cash from operations and loans from shareholders. At June 30, 1999, we had a deficit working capital of $716,844. Other than possible loans from certain of our principal shareholders and the proceeds of the offering, we do not have any capital resources other those provided by operations. At June 30, 1999, the aggregate outstanding principal balance of the shareholder loans was $329,643 bearing interest at 15% to 25% per annum, with maturity dates 30 days following completion of the offering.

         Operating activities for the six months ended June 30, 1999, used net cash of $281,024 as the result of a net loss of $448,741, reduced by depreciation of $56,992 and increased by changes in accounts payable and accrued liabilities of $110,725. In 1998, our operating activities used net cash of $420,674 as the result of the net loss of $671,330, offset by depreciation of $103,594, a decrease in inventory of $34,123, and an increase in accounts payable and accrued liabilities of $112,939. During the six months ended June 30, 1999, and the year ended December 31, 1998, we used cash of $7,836 and $7,537, respectively, for investing activities by purchase of property and equipment. During the six months ended June 30, 1999 and the year ended December 31, 1998, net cash provided by financing activities was $653,497 and $426,505, respectively. During the 1999 six-month period we sold our common stock for gross proceeds of $515,000 ($477,194 net) and borrowed $226,643 on a short-term basis. During this period, we paid overdraft and long-term debt of $50,340. During 1998, we sold our preferred stock for net proceeds of $601,199, borrowed on a short-term basis $78,000 and had a book overdraft of $27,513. Also, during 1998, we made long-term debt reduction of $280,127.

         We currently have no commitments for capital expenditures in material amounts. In July 1999 we completed a private offering of 300,000 shares of our common stock and received gross proceeds of $600,000 ($515,000 was received during the six months ended June 30, 1999) and net proceeds of approximately $497,000. We believe that our existing cash and cash from operations, together with the proceeds of the offering, will be sufficient to fund our operations for more than the next 12 months. Because our capital requirements cannot be predicted with certainty, there is no assurance that we will not require additional financing prior to expiration of the above-referenced period. There is no assurance that any additional financing will be available on terms satisfactory to us or advantageous to our shareholders, including those that purchase shares of our common stock in the offering.

                                    BUSINESS

AT PRECIS SMART CARD SYSTEMS, INC. WE DEVELOP AND
DESIGN COMPUTER SOFTWARE APPLICATIONS
AND PRODUCTS UTILIZING OUR SMART CARD TECHNOLOGY.

         We were organized in 1996 as an Oklahoma corporation and successor to MediCard Plus-ADS, LLP, an Oklahoma limited partnership which was formed in March 1994. At Precis, we design, market, implement and service custom memory and microprocessor card products, known as smart cards, on which information and software can be stored. This information can be easily, securely and accurately accessed and manipulated by electronic data processing equipment Our software offers unique solutions for creating and processing data and ensuring secure electronic transactions. Through our research efforts, we have developed a library of reusable computer software components for a variety of personal computer and embedded applications all centered on smart card technology. Our technology enables electronic commerce in closed-system environments for point-of-sale transactions and other uses. Our products includes the Precis Health Card System-TM-, a health care smart card system; PrecisCache-TM-, a fixed-value smart card system; PrecisReserve-TM-, a reloadable stored-value smart card system; and PrecisPersona-TM-, a smart-card based customer loyalty and rewards system.

         Because of our early success in several key market niches, we believe we are positioned as a market leader in the further development of the smart card market. Our near-term marketing efforts are focused on further solidifying our market position and using such position as the foundation for expansion into additional markets.

         Our products and services include full service hardware integration and software development and implementation from the point-of-sale to back-end processing for electronic commerce. We believe that we can become a leading developer and marketer of integrated smart card software systems and that we are positioned to provide customers with sophisticated smart card business solutions across a wide range of applications.

         WHAT IS A SMART CARD AND ITS USES?

         A smart card is a credit card-sized plastic card in which an integrated circuit, usually containing a reusable memory chip, is embedded. In their simplest form, smart cards provide memory storage capabilities, such as fixed-value cash cards, in which the card is discarded after the value stored on the card is depleted. This microchip acts as a storage device and can be programmed to perform many of the functions of a computer. The data on the cards can be read and updated when the card is inserted into a terminal or, in some cases, simply placed in the proximity of a radio-frequency based smart card device.

         There are two basic types of cards that are often called smart cards and some are smarter than others. The first is a simple memory card that, like a magnetic stripe card, stores data. Unlike a 'mag-stripe' card, the smart card can be over-written with new data many times and can store, depending on the card, up to 32 Kbytes of information. Because of its versatile nature, our smart card technology is adaptable for use over a variety of applications. These applications are generally categorized as payment vehicles, access and security keys, and information management.

         PAYMENT VEHICLE CARDS -- The most familiar of these cards are the stored-value payment vehicles, commonly known as electronic purse or wallet cards, credit, debit and automated teller machine cards, which are disposable or value reloadable. Some library applications use the same structure using tokens or units instead of a monetary value.

         ACCESS AND SECURITY KEY CARDS -- These cards are used to store and access identification and authentication information, including biometrics and encryption technology, such as digital certificates, for control of physical access, online access and for facilitating secured commerce on intranets and the Internet.

         INFORMATION MANAGEMENT CARDS -- These cards enable the storage and manipulation of data of all kinds, including emergency information, medical history, account management information, expense tracking and various loyalty programs. Such cards may be used to track and cross-reference consumer purchasing habits to provide marketing information to retailers, distributors and manufacturers of various products and services.

         To provide smart card applications for some clients, we develop customized software and integrate appropriate hardware technology to adapt the card to the customer's needs. We believe that our engineers have sufficient expertise in hardware technology and computer programming languages necessary for such development efforts.

         The manufacturing cost of a card varies from less than $1 to approximately $10 depending on the amount of information the card holds and the complexity of the microchip or its operating system. Similarly, the cost of a reader device can vary from $50 to $2,000, depending on the complexity and functionality of the terminal.

         WHAT IS THE HISTORY OF THE SMART CARD INDUSTRY?

         Smart cards were first developed in the late 1960's in France. At present smart card technology is established and extensively used in Europe and Asia. According to Ovum Ltd., the market for smart card units will reach
2.7 billion by 2003. The largest markets will be in the prepayment applications, followed by access control, and electronic cash applications. According to a recent study from Dataquest, the overall market for memory and microprocessor-based cards will grow from 544 million units in 1995 to 3.4 billion units by 2001. Of that figure, microprocessor-based smart cards, which accounted for only 84 million units in 1995 will grow to 1.2 billion units in 2001. (Source: Microsoft Corporation: HTTP://WWW.MICROSOFT.COM/ WINDOWSCE/SMARTCARD/BACKGROUND.ASP.) According to research firm, SJB Research, the smart card market is growing at a rate close to 50% a year, with three to four billion cards expected to be issued in 2000. (Source:
Smart Card Central: HTTP://WWW.SMARTCARDRESEARCH.COM/ REPORTS/SJB.HTML.) Furthermore, Killen & Associates, Inc., also a research firm, projects that the smart card market will grow from a world wide total of 250 million transactions in 1996 to 25 billion in 2005. (Source: Killen Associates, Inc., quoted in the SMART CARD FORUM, HTTP:// WWW.SMARTCRD.COM/ INFO/MORE/FACTOID.HTM.) The smart card market in North America totaled 13 million cards in 1996 and is expected to grow to 273 million by 2001 and the projection for 2005 is an estimated 543 million cards in North America. (Source: Schlumberger Public Relations Department, "Schlumberger Electronic transactions," quoted in SMART CARD FORUM, HTTP://WWW.SMARTCRD.CWOM/ INFO/MORE/FACTOID.HTM.)

         At first mainly installed in pay telephones, smart cards are now being used for transportation, car parking, arcade games and vending machines. Any coin operated machine can be converted to a smart card format. Other applications include automated teller machines, point-of-sale terminals, personal computers, electronic ticketing and automatic fare collection.

         We believe that smart card technology represents the next step in the evolution of credit/debit instruments and related products and services. Smart card systems differ from other payment mechanisms in their ability to store securely large quantities of data on a credit-card sized medium by means of an integrated circuit chip. The sophisticated encryption algorithms and other security mechanisms that the chip employs provide information protection. In January 1999, Microsoft Corporation released a beta version of its developers' kit to provide a standard model for interfacing smart card readers and cards with personal computers. (Source: Microsoft Corporation, HTTP://WWW.MICROSOFT.COM/WINDOWSCE/SMARTCARD.SCARD WP.HTM.) We believe that with the integration of this technology with future versions of Windows and Windows NT operating systems, smart card development and utilization for security and electronic commerce on the Internet will become prevalent.

         We believe that widespread acceptance and use of smart card technology will occur, but only following the transition from magnetic stripe only infrastructure to one that includes both magnetic stripe and smart cards. Major credit card companies and large banking institutions have shown an interest in smart card technology because such technology makes small-value monetary transactions feasible, faster and more economically processed. Use of smart cards reduces the need for signature, verification of credit availability, receipts and paperwork. The 1996 Olympic smart card pilot in Atlanta, Georgia by several banks in association with Visa demonstrated the need for considerable consumer education before widespread acceptance and utilization will occur.

         It is believed that closed-area smart card systems will dominate as a transitional or interim phase to widespread smart card utilization and acceptance. A closed-area system is a limited venue, such as a sports arena, a university or college campus, or a limited access entertainment event. There are several reasons for this.

- First, open systems require huge investments in both infrastructure and marketing. As with most technology implementation, especially point-of-sale and other transaction technology, there is reluctance to invest in the requisite infrastructure. Also, there is reluctance on the part of consumers to purchase and use the cards if widespread utilization does not exist. In a closed-area, the consumer may be required to use a smart card for certain kinds of purchases or access.

- Second, the security and monitored-controlled access to a defined area provided. A closed- area by its nature is a controlled environment where security issues can be monitored easily and reacted to quickly should the need arise. Smart card technology is well suited for monitoring and controlling access for security purposes.

- Third, the scale of infrastructure required for implementation. Within a defined area the required scale of infrastructure is limited and consequently results in more immediate implementation, either mandatory or voluntary, requiring consumer acceptance and use.

         We anticipate that significant short-term opportunities exist in the development of closed-area systems such as stored-value cards for events or entertainment venues, individual store or franchise-wide loyalty applications in retail, and access control and security applications for corporations. Multiple-application systems for groups such as hospitals, corporate campuses, schools, colleges and universities can provide further market opportunity.

         We believe we are well positioned to take advantage of the developing smart card technology and utilization based upon a number of factors. These factors include

-        our reputation as a market leader and innovator,

-        our knowledge and understanding of the technology and market,

-        our successful development, implementation and sales of our products,

-        our commitment to quality and innovation in our product line, and

- our ability to create applications quickly for a rapidly changing industry.

         In addition, a major factor in the rapid growth of smart card usage is the ability to process small transactions. Smart card technology can eliminate the need to carry cash and coins for many day-to-day transactions. By enabling an individual to exchange information and payment through the smart card microchip technology, we expect that this technology will open up new opportunities with regard to the way people interact with financial institutions, healthcare providers, retailers and others. Most information-based industries are candidates for smart card conversion and utilization.

         We anticipate that significant additional revenue growth opportunities exist in a variety of markets that we do not at present serve. We believe that these opportunities include the academic campus, transportation and telecommunications.

         During the year ended December 31, 1998 and the six months ended June 30, 1999, we had revenues of $322,483 and $25,000, respectively. Our smart card technology has focused on health care and closed-area sports environments and events. This technology is capable of being customized for other markets. We are encouraged by the results of these initial programs, and believes that such programs will lead to the national introduction and installation of such products.

         WHAT PRODUCTS ARE OFFERED BY PRECIS?

         PRECISCACHE-TM-. Our fixed stored-value product is known as PrecisCache-TM-. This product is designed to be used in closed-area environments such as stadiums, arenas, corporate or educational campuses, festivals, events, specific retail sites or communities. This protected memory card stores monetary value or tokens to be used within a designated reader infrastructure. This infrastructure can include portable (stand-alone) computer terminals as well as terminals connected to existing point-of-sale systems. The stored-value application also includes a "back-end" processing system to account for transactions, create reports and provide data-mining functionality.

         Use of the PrecisCache-TM- system greatly reduces the cost of handling cash and decreases the opportunity for theft, while expediting transaction processing. Cards and reader sites can serve as marketing or advertising media for clients and outside sponsors. Many of the cards issued will have an intrinsic collectible value based on their limited distribution, the fan/collector oriented artwork on the card and the novelty of the new technology.

         The smart card systems implemented for Major League Baseball's Chicago White Sox, the 1998 PGA Championship, the Oklahoma State University Athletic Department, the Main Street Fort Worth Arts Festival, Demo '97, National Football League's Carolina Panthers, National Hockey League's St. Louis Blues, and First Chicago NBO are stored-value systems based on the PrecisCache-TM- product technology. With respect to each of these installations, the engineering and managerial approach to implementation resulted in timely and expeditious installation. The Chicago White Sox system was developed and installed in five months as compared to 12 to 18 months for similar installations by our competitors. The Oklahoma State University project was implemented in 60 days using prototype VeriFone-TM- Omni 1250 readers for which documentation had not yet been printed. The Fort Worth project was implemented in 75 days. Enormously successful, the 10,000 allocated cards were sold during the four-day festival. More than 34,000 transactions were logged during the event. Finally, in a period of five days, at the request of VeriFone, the Company customized the PrecisCache-TM- system for use throughout the hotel/resort hosting the Demo '97 conference. Demo '97 is the leading computer industry conference focused exclusively on emerging technologies.

         The most significant ongoing installation of the PrecisCache-TM-system was implemented in July of 1998. This project, at Ericsson Stadium in Charlotte, North Carolina, for the Carolina Panthers of the National Football League, was completed in cooperation with NationsBank. The Precis system replaced an earlier smart card system that had been developed by two much larger competitors.

         PRECIS HEALTH CARD SYSTEMS-TM-. The Precis Health Card System (formerly MediCard) was developed and installed in 1993 by our predecessor Advantage Data Systems. Precis continues to have a solid reputation as an innovator and market leader in the health care smart card market. The Precis Health Card System was the first health care smart card system that linked patients with emergency response personnel, physicians, hospitals and pharmacies. The card stored a patient's personal information and medical history. It included patient demographics, family and physician contacts, blood type, last hospital admission, allergies, medications, procedures, diagnoses, primary and secondary insurance status, along with other pertinent information. Card readers were located at health care facilities, including hospitals, physician offices, mobile emergency units and pharmacies.

         The Precis Health Card System expedites the delivery of medical care while reducing administrative time and cost because it provides accurate information, reduces redundant testing and procedures, decreases the likelihood of harmful drug interactions, improves the provider/patient relationship and provides a private and secure information storage system. With the addition of biometrics technology and electronic date interchange processes, the Precis Health Card System will provide a powerful mechanism to reduce insurance fraud. We plan to integrate these additional capabilities into our health card system through customized software development or interfacing with existing systems.

         PRECISRESERVE-TM-. Our reloadable stored- value system is PrecisReserve-TM-. This product represents a significant modification to the PrecisCache-TM- technology which, in addition to storing monetary value or tokens, can be reloaded, facilitating extended use.

         The PrecisReserve-TM- product is seen as a second stage product for many venues that have already implemented the disposable stored-value product. Its reusability also enables the expansion of our marketing efforts into corporate campus and community-based applications. The reusability also allows for the addition of other applications to be added and used on the same card, such as loyalty and security access.

         PRECISPERSONA-TM-. Market trends toward loyalty and affinity products led to the development of PrecisPersona-TM-, our smart card based loyalty application. Rewarding frequent purchasers encourages repeat business and the tracking capabilities of smart card technology provide opportunities to acquire valuable customer preference and purchasing pattern information which marketers, retailers, distributors and manufacturers can use to improve service, improve existing products and develop new products.

         HOW ARE PRECIS PRODUCTS DEVELOPED AND WHAT COMPETITIVE ADVANTAGES DO THE PRECIS PRODUCTS OFFER?

         Our software products enjoy significant competitive advantage based on our commitment to innovation, quality, experience and consistent approach to development. PrecisCache-TM-, PrecisReserve-TM-, Precis Health Card System-TM-, PrecisPersona-TM- and all Precis products in the foreseeable future are object-oriented programming applications. We have a number of products currently in development. Physical access, network/intranet/Internet access, security, identification and recognition applications using smart card technology are expected to be leading areas of industry growth.

         Our products are object-oriented programming computer applications. This methodology allows our engineers and programmers to create sets of reusable components, or building blocks, that may be combined to form a complex system. Our developmental efforts have produced a library of reusable individual software components for a variety of personal computer and smart card devices. Using this extensive collection of software components or building blocks provides:

- a simpler system design, thus reducing system maintenance costs, as well as allowing for the reusability of these building blocks across a wide range of smart card systems;

- the ability to respond rapidly to customers that have specialized smart card needs; and

- the ability to seamlessly integrate our software with all major operating systems, office-management and point-of-sale systems.

         We continue to have a significant commitment to innovation and quality in the development of our products. We adhere to a stringent set of development standards in the development of our products. These standards include the following:

- COMPATIBILITY WITH OPERATING SYSTEMs -- We design our software products to be compatible with all major operating systems for the various system architectures. The compatibility of our products is key to market acceptance and provides a distinct advantage.

- MARKET-DRIVEN ENHANCEMENTS AND PRODUCt OFFERINGS -- Our product design and architecture provide flexibility and adaptability to emerging technologies.

- SUPPORT FOR INDUSTRY STANDARDS -- Our development standards include adherence to industry standards as promulgated by the International Standards Organization. We also follow different operating systems standards and recommended configurations when developing each product for those operating systems.

         DOES PRECIS HAVE ANY STRATEGIC BUSINESS RELATIONSHIPS?

         We have established formal and informal strategic relationships with a number of companies that are established leaders in their respective industries to establish and maintain technological leadership, realize advantageous product pricing structures and expand our marketing and distribution channels.

         One of these strategic relationships is with NationsBank. Working with NationsBank's Strategic Technologies Group, we have received significant support in our efforts with consistent referrals based upon this relationship. Most notable was the selection of the PrecisCache system to replace the stored-value system previously implemented at Ericsson Stadium in Charlotte, North Carolina. That implementation, known as FANCash-R-, is a flagship project of NationsBank that illustrates the strength of its ongoing commitment to smart card technology. We are currently exploring opportunities to expand NationsBank's FANCash-R- stored-value program throughout the bank's primary markets.

         We were selected by VeriFone (a Hewlett- Packard company), the leading provider of secure electronic payment solutions for financial institutions, merchants and consumers, as the beta site for VeriFone's newest smart card point-of-sale device, the Omni 1250 as a part of our Oklahoma State University implementation in February 1997. Additionally, we assisted in the debut of VeriFone's newest smart card product, the Personal ATM, at Demo '97. We are currently serving as one of the first developers on VeriFone's VeriSmart-R- system, which will provide personal ATM access from homes, offices and digital phones throughout the world.

         We are also working closely with Entertainment Smart Systems of Orlando, Florida, on the development of a PrecisCache-TM- implementation to serve ESS' tourism-based travel, theme park and resort infrastructures throughout Mexico and the United States.

         We also have long-standing strategic relationships with the two leading developers and producers of smart cards and terminals-- Schlumberger and Gemplus. Gemplus has actively promoted our products, domestically and internationally through sharing display space at conferences as well as producing and distributing marketing literature on the Precis Health Card System. We, along with Oracle, Sun Microsystems, International Business Machines and Apple are referenced in a Gemplus educational booklet on smart card technology.

         We are currently negotiating terms for Schlumberger Associates agreement that will result in preferred customer, preferred pricing, VAR status with enhanced access to proprietary information that will be useful in product development and implementation.

         WHAT IS PRECIS' BUSINESS STRATEGY AND PLANS FOR FURTHER PRODUCT DEVELOPMENT?

         Our objective is to become a leading provider of smart card solutions across a wide range of applications. Our marketing strategy is to focus on product development and innovation in the area of smart card technology. Our market focus is on smart card applications for consumer situations that necessitate card usage on a weekly or more frequent basis or on an event basis. We have identified the following industries as those best suited to benefit from smart card technology and have commenced research and development efforts aimed at meeting perceived needs of such industries:

- HEALTH CARE -- We believe that the healthcare industry, with its millions of participants and voluminous and individualized information and payment requirements, can benefit significantly from smart card technology. Smart cards can be designed to provide patient identification and medical record storage and retrieval, as well as electronic benefit transfers, determination of eligibility and drug interaction information. In an emergency situation, a quick assessment of vital information such as allergies, prescriptions and immunizations is critical for effective healthcare delivery. Additionally, patient cards can be used to improve and streamline administrative and billing procedures as well as insurance reimbursement.

- TRAVEL AND ENTERTAINMENT -- The travel and entertainment industry holds great promise with regard to smart card applications. All categories that comprise this market, including air travel, car rentals, movie theaters, sporting events, restaurants, casinos, video stores, sports arenas, hotels and other venues would benefit from a multi-functional card. This is an enormous global market with strong growth predicted for the near future. Business travelers in particular are bogged down by paper-based expense reimbursement. Paper-based reimbursement systems are hampered with the potential for fraud in addition to being costly to administer. Smart cards would enable businesses to more effectively monitor travel and entertainment expenses.

         Smart cards offer solutions in terms of their ability to collect and disseminate data and conduct electronic commerce. Several major airlines have initiated smart card pilot programs that allow ticketless travel, store frequent flier miles and process payments. In a resort setting, a multifunction card allows an individual access to restaurants, shopping, sports and entertainment activities and lodging while keeping track of loyalty points.

- RETAILING -- All types of retailing can be embraced and enhanced with smart card technology. The retail sector encompasses everything from locally owned stores to national department stores. Retailers have been made acutely aware of the value of their contact with the consumer. The key to repeat business is to accurately identify, and then satisfy, customer needs. Smart cards would enable retailers to track customer behavior and base marketing decisions gleaned from this valuable information. This technology can also reduce the risk of fraud, improve inventory management and offer the customer convenience and better service.

- AFFINITY PROGRAMS -- The trend in retail, fund raising and other repeat customer businesses is the move toward customer rewards. This application represents a tremendous opportunity and an explosive growth area, which is virtually untapped. By incorporating a smart card into a traditional point-of-sale application, the retailer will realize complete tracking of all aspects of the sales process including the ability to reward repeat customers with premiums or discounts through the use of a smart card without the traditional computerized infrastructure. Retailers could use the data accumulated to target market areas not being penetrated and focus marketing and advertising costs on those areas.

         WHAT ARE THE CURRENT AND FUTURE MARKETS FOR PRECIS' PRODUCTS?

         We believe our early success in several important market niches has positioned us for growth. Our near-term marketing focus is to solidify our market position and use that foundation as a basis for expanding into additional markets. To date our marketing efforts and successes have been limited to the arena/stadium, event, and the health care markets.

         ARENA/STADIUM MARKET. Within the arena/stadium market there are more than 750 major arenas, stadiums, auditoriums and coliseums in the United States. Aside from professional sports teams associated with those arenas and stadiums, concerts and events constitute a large potential market for our products. The PrecisCache-TM- disposable store-value product is an appropriate solution to the need for a convenient and secure cash handling process that we believe will be favorably received by customers. For longer-term needs, enhanced tracking capability and extended identity development potential, companies may utilize the PrecisReserve-TM- reloadable card system. We believe our experience with the Carolina Panthers, Chicago White Sox, the St. Louis Blues and Oklahoma State University has established our credibility within this market and will be beneficial in any future discussions with prospects in this market.

         One of our long-term goals is to capitalize on the name recognition and positive association we achieve through our affiliation with professional sports. It is reported that the likelihood of attending a baseball game increases steadily with household income. By 2010 the largest growth area for attendance in Major League Baseball will be in the 45 to 64 year-old population. [Source: Shannon Dortch, "The Future of Baseball," AMERICAN DEMOGRAPHICS, April 1996.] Because baseball is the least expensive game to attend, the same demographic expectations should hold for other major sports, such as football, basketball and hockey. We believe that through this marketing channel, we will reach corporate America, our ultimate target audience.

         EVENTS MARKET. There are approximately 10,000 festivals in the United States each year. [Source: Festivals.com LLC, available from HTTP://WWW.FESTIVALS.COM.] The scope of these of these festivals ranges from air shows, art, food and music festivals, to state fairs and sporting events. Our experience with the Main Street Fort Worth Arts Festival and the 1998 PGA Championship (at Sahalee Country Club, Redmond, Washington) demonstrates the successful application of the PrecisCache-TM- system.

         One of our significant advantages in the festival-fair market is that the product can be sold profitably and implemented with minimum cost and development effort. Given the large number of festivals that occur each year, the opportunity for steady and reliable cash flows form the sale of this product could be considerable.

         ADVERTISING MEDIUM AND CORPORATE SPONSORSHIP. As an adjunct to our efforts to capture both the arenas-stadiums market and the festivals-fairs market, we are developing a strategy for securing or assisting in the securing of card sponsors-advertisers. In addition to its technological aspects, the uniqueness of the product, the size and personal nature of the card, and the fact that it is carried in an individual's wallet or purse and seen often, make smart cards a very suitable advertising medium. Furthermore, beyond simply the card, sponsor mentions in promotional materials, signage, advertising for the cards and press reports surrounding an event can greatly enhance the value of the card as a sponsorship medium. In many cases, revenues from the sponsorship of the card may simply be used to offset the expenses incurred in implementing the system. Such is the case in the "Allsports" series of cards for Oklahoma State University that the Bank of Oklahoma sponsored.

         In the sports market, sponsorships are providing new and significant revenues for franchises and stadiums as well. The smart card may provide another, possibly significant, vehicle for companies to deliver their messages to the public. In the festivals-fairs market, where the audience is a more mass-market group, the opportunity for sponsorship-advertising revenues is also very good. Where a sponsor may spend a significant amount on a single, one-location promotional presentation, a smart card offers a better opportunity for repeated impressions when carried and used for purchases at the event. Many festivals and fairs are financed in part by corporate sponsorships. The smart card simply provides another sponsorship vehicle. As an example, PrimeCo, a sponsor of and in connection with the Main Street Fort Worth Arts Festival, appeared on the smart card. The funds from the sponsorship in part defrayed the cost of implementation of the smart card system for this festival. We are currently developing a sponsorship pricing strategy and contact list for the purpose of enlisting major sponsors in the Company's efforts to approach the sports and arena markets as well as schools, festivals, fairs, and others.

         HEALTH CARE MARKET. Our first market segment focus was in health care. We believe that every insurance company, HMO, PPO, hospital association, and independent provider association which serves the United States health care market can benefit from the use of a smart card system. Our advantage in this market is based upon our position as the first to provide a health care smart card implementation of its kind and the experience we gained from it. The opportunity to reduce health care costs, improve the quality of health care services, and facilitate the payments process makes the use of smart card systems very attractive and viable.

         We continue to provide consulting to some of the major providers in the health care industry in and out of the United States that are considering implementation of a smart card system. A number of these companies have shown an interest in the Precis Health Card System-TM-. These inquires have provided us with important insight into many of the components that are necessary to succeed in this market.

         We conducted a limited project study in Oklahoma City, Oklahoma of the potential benefits of the Precis Health Card System-TM-. Certain features of the Oklahoma project limited the collection and analysis of data such as actual reductions in costs and paperwork, rates of decrease of incidents of harmful drug interactions, increases in the speed and quality of health care delivery and payment, and quantifiable improvements in patient-provider relationship. The best opportunity to gather this data, which is vital in making the case to the health care industry, will come in a "closed-area-system implementation" of the product which, although expensive, will provide the best data for selling the system to the broader targeted market. We are currently pursuing a number of organizations to serve as strategic alliance partners to conduct the implementation and study.

         Although we expect to continue to market smart card systems directly through our management and employees, we intend to obtain the assistance of unrelated third parties to assist our product marketing and to establish strategic marketing alliances and licensing or other arrangements with systems integrators, value-added resellers and other smart card vendors. Fulfillment of product orders and installations will continue to be managed directly by our staff.

         WHAT IS THE NATURE AND EXTENT OF PRECIS' COMPETITION?

         The environment within which we operate is intensely competitive and subject to rapid change in general. To maintain or increase our market share position in the smart card industry, we will continually need to enhance our current product offerings, introduce new product features and enhancements, and expand our professional service capabilities. We currently compete principally on the basis of the specialized nature of our products and ability to expeditiously install and implement a smart card system. Our product features and functions facilitate integration with a wide range of operating systems and platforms to insure product quality, ease of use and reliability. We believe we compete favorably in all of these areas.

         Our competitors vary in size and in the scope and breadth of the products and services offered. We may encounter competition from a number of sources, including International Business Machines, Inc., ICL, 3GI, CyberMark, Touch Technology International, Inc., Sun MicroSystems, Inc., Technology @ Work, Bull, Card Europe, Gemplus, Innovatron, Philips Electronics, Aladdin Systems, Pathways Group, Inc., MONDEX, MasterCard, Microsoft, Motorola, Schlumberger, Siemens, DigiCash, Leapfrog, Inc. We compete against numerous, smaller, privately-held companies with fewer resources based on breadth of product features and functionality, as well as larger, publicly-held companies with greater resources and having greater product and market diversification.

         Many of our current and potential competitors, both privately-held and publicly-held, have greater financial, technical, marketing and distribution resources than ours. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development and distribution of their products. In addition, because there are relatively low barriers to entry in the software marketplace, we expect additional competition from other established or emerging companies as the smart card market continues to expand. Increased competition is likely to result in pricing pressures, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations. We also expect that competition will increase as a result of software industry consolidations. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures we encounter will not materially adversely affect our business, financial condition and results of operations.

         DOES PRECIS HAVE ANY LICENSE AGREEMENTS AND INTELLECTUAL PROPERTY
RIGHTS?

         We regard our software as proprietary and license our products generally under written license agreements executed by licensees. We also employ an encryption system which restricts a user's access to source codes to further protect our intellectual property. Because our products allow customers to customize their applications without altering source codes, the source codes for our products are typically neither licensed nor provided to customers.

         We have applied for registration of our Precis Health Card System-TM- trademark. We have not applied for registration of our PrecisCache-TM-, PrecisReserve-TM-, and PrecisPersona-TM- trademarks. We have no patents or patent applications pending. We rely on a combination of copyright, trademark and trade secret laws to protect our products. We also require employee and third-party non-disclosure and confidentiality agreements. Despite these precautions, it may be possible for unauthorized parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary.

         Because the software development industry is characterized by rapid technological change, we believe that factors, such as

-        the technological and creative skills of our personnel,

-        new product developments,

-        frequent product enhancements,

-        name recognition

-        and reliable product maintenance,

are more important to establishing and maintaining a technology leadership position, than the various legal protections available for our technology.

         HOW MUCH DOES PRECIS SPEND ON RESEARCH AND PRODUCT DEVELOPMENT?

         We must continue to make significant investments in research and development to continue development of our smart card technology. Currently, the dynamic nature of the smart card technology industry places large research and development demands on businesses that desire to remain competitive. Competing with larger firms with substantially greater capital resources, we have devoted significant portions of available resources to remain abreast of industry developments and to offer competitive products and services.

         As of June 30, 1999, our product development staff consisted of three employees. Our total expenses for product development and deployment during 1998 and the six months ended June 30, 1999, were $389,586 and $134,462, respectively. We anticipate that we will continue to commit substantial resources to product development in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         ARE THE OPERATIONS OF PRECIS SUBJECT TO GOVERNMENT REGULATION?

         Our operations are subject to various federal, state and local requirements which affect businesses generally, such as taxes, postal regulations, labor laws, and environment and zoning regulations and ordinances.

         Furthermore, although certain aspects of our services may be subject to Regulation E promulgated by the Federal Reserve Board, we believe that most of our services are not subject to Regulation E. Regulation E governs certain electronic funds transfers made by regulated financial institutions and providers of access devices and electronic fund transfer systems. Regulation E requires written receipt for transactions, monthly statements, pre-transaction disclosures and error resolution procedures. There can be no assurance that the Federal Reserve Board will not require all of our services to comply with Regulation E, or revise Regulation E, or adopt new rules and regulations for electronic funds transfers that could result in an increase in our operating costs, reduce the convenience and functionality of our services and products, possibly resulting in reduced market acceptance which would have a material adverse effect on our business, financial condition or operating results.

         We believe that current state and federal regulations concerning electronic commerce do not apply to our current product line. However, there is a move towards taxation of Internet use by several states including the state of Washington. There are some strategic plans under consideration to conduct commerce on the Internet using our core technology. We have an ongoing regulatory compliance program pertaining to transactions utilizing smart card technology and subscribe to industry watch publications that address regulatory issues.

LEGAL PROCEEDINGS

         From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. The Company is not currently a party to any legal proceedings.

EMPLOYEES

         As of June 30, 1999, at Precis we had a total of eight employees, of which two were employed in sales and marketing, three were employed in product development, one was employed in professional services and customer support, one was employed in internal operations support, and one was employed in administration and finance. Our future performance depends in significant part upon the continued service of our key technical and management personnel, and our continuing ability to attract and retain highly qualified and motivated personnel in all areas of our operations. Competition for such personnel is intense. We provide no assurance that we can retain key managerial and technical employees or that we can attract, assimilate or retain other highly qualified personnel in the future. Our employees are not represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES

         The corporate headquarters of Precis are located at 11032 Quail Creek Road, Suite 108, Oklahoma City, Oklahoma. This office facility consists of approximately 3,150 square feet and occupied under a month-to-month unwritten lease requiring monthly rental payments of $2,229.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to each of our executive officers and directors. Our directors are generally elected at the annual shareholders' meeting and hold office until the next annual shareholders' meeting or until their successors are elected and qualified. Executive officers are elected by our board of directors and serve at its discretion. Our bylaws authorize the board of directors to be constituted of not less than one and such number as our board of directors may determine by resolution or election. Our board of directors currently consists of four members.

            NAME                   AGE            POSITION
---------------------------        ---            --------
Kent H. Webb, M.D.(1)(2) ......... 42             Chairman of the Board

Larry E. Howell(1) ............... 53             Chief Executive Officer and Director

Donald (Dan) A. Cunningham ....... 56             President and Chief Operating Officer and
                                                  Director

Mark R. Kidd(2) ..................                Chief Financial Officer

Michael E.  Dunn(2) .............. 53             Director

------------------------
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

         The following is a brief description of the business background of our executive officers, directors and nominee directors:

         KENT H. WEBB, M.D., a founder of Precis, has served as Chairman of the Board since June 1996 and was a member or general partner of our predecessors Advantage Data Systems, Ltd. and Medicard Plus - ADS Limited Partnership. Dr. Webb is a general and vascular surgeon and is the cofounder and a director of Surgical Hospital of Oklahoma. He is a Fellow of the American College of Surgeons and serves as a Clinical Professor for the University of Oklahoma. Dr. Webb is a past Director of the Smart Card Industry Association, a nonprofit association. He is a surgical consultant for the Ethicon Division of Johnson & Johnson Company, a publicly-held pharmaceutical and consumer products company.

         LARRY E. HOWELL became one of our directors in January 1999 and became Chief Executive Officer in August 1999. Until July 1999, Mr. Howell was employed by Laboratory Specialists of America, Inc. and served as President and Chief Operating Officer, and a Director until December 7, 1998. Laboratory Specialists of America, Inc. is engaged in forensic drug testing and was formerly publicly-held until acquired by The Kroll-O'Gara Company pursuant to merger. Mr. Howell served as a Director, President and Treasurer of Vantage Capital Resources, Inc. from March 1996 until its merger with The ViaLink Company (formerly Applied Intelligence Group, Inc.) and thereafter served as a Director and Vice President of The ViaLink Company until October 14, 1996. Since January 1982, Mr. Howell as the sole proprietor of Howell and Associates provides consulting services principally related to corporate acquisitions and mergers.

         DONALD (DAN) A. CUNNINGHAM became one of our Directors in 1996 and became President and Chief Operating Officer in August 1999. During 1998 and 1997 Mr. Cunningham served as President and Chief Executive Officer of the Smart Card Industry Association. Prior to that position, he served as Senior Vice President of Business Development of Phoenix Planning & Evaluation, Ltd. Phoenix is one of the premier consulting firms in the United States providing strategic planning and technical assistance to the banking industry, government agencies, and health care and transportation industries. Mr. Cunningham served as President and Chief Executive Officer of Gemplus Card International Corp., the United States subsidiary of French-owned Gemplus SA, from 1993 to 1996. Prior to joining Gemplus, Mr. Cunningham held positions at Micro Card Technologies, Inc., Recognition Equipment, Inc. and the NCR Corporation.

         MARK R. KIDD became our Chief Financial Officer in August 1999. Mr. Kidd began serving as President of PaceCo Financial Services, Inc. and President of UniFin Inc. in March 1998, both are privately held companies that provide various financial services. From January 1997 until March 1998, he served as Senior Vice President and Chief Financial

Officer of Republic Bank of Norman. From May 1988 through 1996, Mr. Kidd was employed by the public accounting firm of Arthur Andersen LLP. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University in accounting.

         MICHAEL E. DUNN became a Director of the Company in January 1999. Mr. Dunn has been a member, shareholder and the President of Dunn Swan & Cunningham, A Professional Corporation, since February 28, 1995. From August 1994 until December 7, 1998, when acquired by The Kroll-O'Gara Company, Mr. Dunn served as a Director of Laboratory Specialists of America, Inc., a forensic drug testing company. From April 1980 to January 1995, he was a member, shareholder and director of the law firm of Zrenda Dunn & Swan, A Professional Corporation (formerly Bright Zrenda & Dunn), in Oklahoma City, Oklahoma, and President from April 1992 until January 1995. He has been the owner of the Woodlake Racquet Club, a recreational athletic club, since 1981. Mr. Dunn was graduated from the University of Oklahoma College of Law in 1972, and holds a B.B.S. in accounting and pursued graduate studies at the University of Oklahoma.

EXECUTIVE OFFICER COMPENSATION

         The following table sets forth certain information with respect to the total cash compensation, paid or accrued, of the President and Chief Executive Officer of Precis. None of our executive officers received compensation in excess of $100,000 during such years.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                                 AWARDS
                                                                                             -------------
                                                                ANNUAL COMPENSATION(1)        COMMON STOCK
                                                                ----------------------         UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR         SALARY(2)        BONUS(3)          OPTIONS
---------------------------                      ----         ---------        --------      -------------
James Lout ....................................  1998          $64,000          $   --           17,241
  President and Chief Executive Officer          1997          $74,000          $   --               --
                                                 1996          $48,667          $   --           45,977

(1) The named executive officer received additional non-cash compensation, perquisites and other personal benefits; however, the aggregate amount and value thereof did not exceed 10% of the total annual salary and bonus paid to and accrued for the named executive officer during the year.
(2) Dollar value of base salary (both cash and non-cash) earned during the year.
(3)      Dollar value of bonus (both cash and non-cash) earned during the year.


         AGGREGATE OPTION GRANTS AND EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1998 AND YEAR-END OPTION VALUES

         STOCK OPTIONS AND OPTION VALUES. The following table sets forth information related to options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 1998.

                OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998

                                         INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE VALUE AT
                   -------------------------------------------------------------            ASSUMED RATES OF STOCK
                                  PERCENT OF                                                  PRICE APPRECIATION
                     NUMBER     TOTAL OPTIONS     EXERCISE OR                                  FOR OPTION TERM(1)
                   OF OPTIONS      GRANTED        BASE PRICE                             -----------------------------
NAME               GRANTED(2)    TO EMPLOYEES     PER SHARE      EXPIRATION DATE         FIVE PERCENT      TEN PERCENT
----               ----------    ------------     ----------     ---------------         ------------      -----------
James Lout          17,241         14.9%            $5.22        December 31, 2008          $146,597         $233,432

--------------------
(1) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of the Common Stock over the term of the options. These amounts do not take into consideration provisions restricting exercise and transferability, and represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future operating results of the Company. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.
(2) The number of options granted and base price per share give effect to the adjustment for the reverse split of the Common Stock on October 30, 1998.

         AGGREGATE STOCK OPTION EXERCISE AND YEAR-END AND OPTION VALUES. The following table sets forth information related to the number of options exercised in the year ended December 31, 1998, and the value realized by each executive officer named in the Summary Compensation Table, as well as, information related to the number and value of options held by them at December 31, 1998. During the year ended December 31, 1998, no outstanding options were exercised.

                       OPTION VALUES AT DECEMBER 31, 1998

                            NUMBER OF                      VALUE OF UNEXERCISED
                        UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS(1)
                  -------------------------------    ----------------------------------
NAME              EXERCISABLE       UNEXERCISABLE    EXERCISABLE          UNEXERCISABLE
----              -----------       -------------    -----------          -------------
James Lout .......  36,399             26,819           $ --                  $ --

------------------------
(1) A market for our common stock does not exit. The value of unexercised in-the-money options is based upon the fair market value of the shares of common stock underlying the options, which was determined by to be less than $5.22 per share as of December 31, 1998 (after giving effect to and adjustment for the reverse stock split), minus the exercise price multiplied by the number of shares of Common Stock underlying the options.

STOCK OPTION PLAN

         For the benefit of our employees, directors and consultants, we have adopted the Precis Smart Card Systems, Inc. 1999 Stock Option Plan (the "stock option plan" or the "plan"). The plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the exercisability of the stock options. The number of shares of common stock authorized and reserved for issuance under the Plan is 300,000. As of the date of this prospectus, no options have been granted under the plan.

         Our board of directors administers and interprets the plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.

         The exercise price of options may not be less than 75% of the fair market value of our common stock onthe date of grant of the option and to qualify as an incentive stock options may not be less than the fair market value of common stock on the date of the grant of the incentive stock options. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof. During the one-year period following the date of this prospectus, we have agreed with Barron Chase Securities not to grant options or warrants having an exercise price of less than $6.00 per share, without the written consent of Barron Chase Securities.

         Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director, or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for a period of one year following death or disability. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2008. Options are not transferable except by will or by the laws of descent and distribution.

         All outstanding options granted pursuant to the Plan will become fully vested and immediately exercisable in the event that (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately prior to such 12-month period or (ii) a "change of control" occurs. For purposes of the plan, a "change of control" is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership, of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.

DIRECTOR LIABILITY AND INDEMNIFICATION

         As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate our director's liability

- for a breach of the director's duty of loyalty to us or our shareholders,

- for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

- arising under Section 1053 of the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act, or

- for any transaction from which the director derived an improper personal benefit.

         In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or your and our other shareholders rights, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

         Our bylaws require us to indemnify all of our directors and officers. Under such provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made, a party to any suit or proceeding, such individual may be indemnified if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interest. Our bylaws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled. Insofar as indemnification for liabilities arising under our bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

LACK OF EMPLOYMENT ARRANGEMENTS AND KEYMAN INSURANCE

         We do not have employment agreements with our employees. We do not maintain any keyman insurance on the life or in the event of disability of our executive officer.

                              CERTAIN TRANSACTIONS

         Set forth below is a description of transactions entered into between us and certain of our officers, directors, and shareholders during 1997, 1998 and 1999 to the date of this prospectus. Certain of these transactions will continue in effect and may result in conflicts of interest between us and such individuals. Although these persons have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.

         Pursuant to 10 separate promissory notes, Dr. Webb loaned $254,743 to us from 1997 through June 30, 1999. These shareholder loans are evidenced by promissory notes, currently bearing interest at 15% per annum. In January 1998, we repaid one of the promissory notes in the principal amount of $25,000 and accrued interest of $531. The outstanding promissory notes will become due 30 days following completion of the offering. We have not paid any interest on the outstanding loans. During the six months ended June 30, 1999, and the year ended December 31, 1998, the interest accrued for payment to Dr. Webb was $6,113 and $14,899, respectively.

         Our board of directors believes that the terms of the transactions described above were at least as favorable as could be obtained from unaffiliated third parties. We have adopted policies that any loans to officers, directors and 5% or more shareholders ("affiliates") are subject to approval by a majority of our disinterested independent directors and that further transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of our disinterested independent directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information as to the beneficial ownership of our common stock as of the date of this Prospectus, and the beneficial ownership of the common stock of (i) each person who is known to us to be the beneficial owner of more than 5% thereof, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the outstanding shares, and, as adjusted to give effect to the offering. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships amongst our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that such person has the right to acquire within 60 days of the date of this prospectus pursuant to exercise of stock options and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

                                                                                                          AFTER THE
                                                                         BEFORE THE OFFERING              OFFERING
                                                                   ---------------------------------     ----------
                                                                      SHARES              PERCENT OF     PERCENT OF
                                                                   BENEFICIALLY          OUTSTANDING     OUTSTANDING
NAME (AND ADDRESS) OF BENEFICIAL OWNER                                OWNED(1)          SHARES(1)(2)     SHARES(1)(2)
--------------------------------------                             ------------         ------------     ------------
Kent H. Webb, M.D ................................................     72,018             6.0%            3.3%
    4221 South Western
    Oklahoma City, Oklahoma 73109

Larry E. Howell ..................................................    100,000             8.3%            4.5%

Donald (Dan) A. Cunningham .......................................        697              (3)             (3)

Michael E. Dunn ..................................................         --              --%             --%

Michael R. Morrisett .............................................    270,401            22.5%           12.3%
    8626 South Florence Avenue
    Tulsa, Oklahoma 74137

Executive Officer and Directors as a group (four persons)(3) .....    172,715            14.4%            7.9%

------------
(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding for determining the amount and percentage of our common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2) The percentage shown was rounded to the nearest one-tenth of one percent, based upon 1,200,000 shares of our common stock outstanding before the offering and 2,200,000 shares of our common stock outstanding after the offering.
(3)      The percentage is less than 1.0%.

                           DESCRIPTION OF SECURITIES

         Pursuant to our Certificate of Incorporation, we are authorized to issue up to 10,000,000 shares of capital stock, consisting of 8,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, our issued and outstanding capital stock consists of 1,200,000 shares of common stock. We are offering 1,000,000 shares of our common stock pursuant to the offering.

         The following description of certain matters relating to our common stock and preferred stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws. Our Certificate of Incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

COMMON STOCK

         As holders of our outstanding shares of the common stock, your rights, privileges, disabilities and restrictions in general are as follows:

- the right to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to our then outstanding preferred stock;

- the right to share ratably in all assets available for distribution to the Common Stock shareholders after payment of our liabilities in the event of our liquidation, dissolution and winding-up, subject to the prior distribution rights of the holders of our then outstanding preferred stock;

- the right to one vote per share on matters submitted to a vote by our common stock shareholders;

- no preferential or preemptive right and no subscription, redemption or conversion privilege with respect to the issuance of additional shares of our common stock; and

- no cumulative voting rights, which means that the holders of a majority of shares voting for the election of directors can elect all members of our board of directors then subject to election.

         In general, a majority vote of shares represented at a meeting of common stock shareholders at which a quorum (a majority of the outstanding shares of common stock) is present, is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of our then outstanding preferred stock and entitled to vote with the holders of our common stock. Upon issuance of the common stock offered pursuant to the offering, all of the outstanding shares of our common stock will be fully paid and non-assessable.

PREFERRED STOCK

         Our authorized preferred stock may be issued from time to time in one or more series. Our board of directors, without further approval of the common stock shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of our preferred stock. We believe that having such a class of preferred stock provides greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any of our preferred stock, in the event of any issuance, our common stock shareholders will not have any preemptive or similar rights to acquire any of such preferred stock. Issuance of preferred stock could adversely affect

-        the voting power of the holders of our then outstanding common stock,

- the likelihood that such holders will receive dividend payments and payments upon liquidation and

- could have the effect of delaying or preventing a change in shareholder and management control.

TRANSFER AGENT AND REGISTRAR

         UMB Bank, N.A. is the registrar and transfer agent of our Common Stock. The mailing address of UMB Bank, N.A. is Security Trust Division, 28 Grand Boulevard, 13th Floor, Kansas City, Missouri 64106.

OUTSTANDING STOCK OPTIONS

         As of the date of this prospectus, we have outstanding stock options exercisable for the purchase of 86,398 shares of our common stock during various periods which expire commencing in July 1, 2006 through January 1, 2008, at an exercise price of $5.22 per share. The exercise prices of the stock options were equal to the estimated fair market value of the common stock on the date of the grant of each stock option as determined by our board of directors. In addition, we have reserved 122,031 shares of our common stock for issuance upon the vesting and exercise of certain stock options. Our board of directors is also authorized to issue additional stock options exercisable for the purchase of 300,000 shares of our common stock pursuant to our stock option plan.

SHAREHOLDER ACTION

         Pursuant to our bylaws, the affirmative vote of the holders of a majority of our outstanding shares of the common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any act or action required of or by the holders of the common stock, except as otherwise provided by the Oklahoma General Corporation Act.

         Pursuant to the Oklahoma General Corporation Act, our shareholders may take actions without the holding of a meeting by written consent. Such written consent must be signed by the holders of a sufficient number of shares to approve the act or action had all of our outstanding shares of capital stock entitled to vote thereon been present at a meeting. In such event, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to such act or action. However, any time that we have 1,000 or more shareholders of record, any act or action required of or by the holders of our capital stock entitled to vote thereon may only be taken pursuant to unanimous affirmative written consent of the shareholders or a shareholder meeting.

ANTI-TAKEOVER PROVISIONS

         Our Certificate of Incorporation and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description below related to provisions of our Certificate of Incorporation is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

         PREFERRED STOCK. Our Certificate of Incorporation authorizes the issuance of the preferred stock in classes. Our board of directors is authorized to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such class of preferred stock. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which our board of directors opposes. We have agreed not to issue any preferred stock for a period of three years from the date of this prospectus without the consent of Barron Chase Securities.

                        OKLAHOMA ANTI-TAKEOVER STATUTES.

         Following the offering, we may be subject to Section 1090.3and Sections 1145 through 1155 of the Oklahoma General Corporation Act.

         Subject to certain exceptions, Section 1090.3 of the Oklahoma General Corporation Act prohibits a publicly-held Oklahoma corporation from engaging in a "business combination" with an "interested shareholder." This prohibition is for a three-year period following the date of the transaction in which such person became an interested shareholder. This prohibition does not apply to a transaction if the interested shareholder attained such status with approval of our board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our common stock.

         In general, Sections 1145 through 1155 of the Oklahoma General Corporation Act provide that shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition") become nonvoting stock for the three-year period following such control share acquisition. This loss of voting rights does not apply if a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares.

         Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to us disclosing certain prescribed information regarding the acquisition. We are required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition. Alternatively, an acquiring person may request a special meeting of shareholders for such purpose; however, the acquiring person must undertake to pay the costs and expenses of such special meeting. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, you and the other shareholders will have dissenters' rights entitling you and the other shareholders to receive the fair value of the shares of the Common Stock held. In such case, the fair value will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

         A "control share acquisition" includes the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, control shares (generally shares having more than 20% of all voting power in the election of directors of a publicly held corporation), subject to certain exceptions including

- an acquisition pursuant to an agreement of merger, consolidation, or share acquisition to which we are a party and is effected in compliance with certain provisions of the Oklahoma General Corporation Act,

- an acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares,

- an increase in voting power resulting from any action taken by us, provided the person whose voting power is thereby affected is not our affiliate,

- an acquisition pursuant to proxy solicitation under and in accordance with the Securities Exchange Act of 1934, as amended, or the laws of Oklahoma, and

- an acquisition from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired.

         The anti-takeover provisions of the Oklahoma General Corporation Act may have the effect of discouraging a third party from acquiring large blocks of the common stock within a short period or attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. Accordingly, you and our other shareholders could be deprived of certain opportunities to sell the shares of the common stock held at a higher market price than might otherwise be the case.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we have 1,200,000 outstanding shares of our common stock. Upon completion of the offering, we will have 2,200,000 shares of common stock outstanding and outstanding stock options and warrants exercisable for the purchase of 86,398 shares of common stock. No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through sales of our equity securities.

         The 1,000,000 shares of common stock offered in the offering will be immediately eligible for resale in the public market without restriction or further registration under the Securities Act of 1933, except for shares purchased by an "affiliate" (as that term is defined under the Securities Act of 1933) of ours. Any sales of our common stock by an affiliate will be subject to the resale limitations of Rule 144 promulgated under the 1933 Act. There are 443,116 outstanding shares of our common stock held by our executive officers, directors and affiliates. These shares are subject to the resale limitations of Rule 144 promulgated under 1933 Act described below. Also, there are 300,000 shares of our outstanding common stock that are subject to the resale limitations of Rule 144.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned unregistered shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of

-        1% of the then outstanding shares of our Common Stock or

- an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding the date on which notice of such sale is filed with the U.S. Securities and Exchange Commission.

         Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about us.

         Shares of common stock properly sold in reliance on Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act of 1933, unless thereafter held by an affiliate of ours. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted shares within the meaning of Rule 144 (such as shares of common stock acquired by our affiliates in the offering). As defined in Rule 144, an "affiliate" is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with us. If two years have elapsed since the later of the date of any acquisition of unregistered shares of common stock from us or from any of our affiliates, and the acquiror or subsequent holder thereof is deemed not to have been our affiliate at any time during the 90 days preceding the sale, such person would be entitled to sell such shares in the public market pursuant to Rule 144(k). Under Rule 144(k) unregistered shares of common stock may be sold without regard to volume limitations, manner of sale restrictions, or public information or notice requirements. There are 456,884 outstanding shares of our common stock that may be sold pursuant to Rule 144(k).

LOCK-UP AGREEMENTS

         During the two-year period following the date of this prospectus, our executive officers, directors, and certain shareholders have agreed not to sell or otherwise dispose of the shares of common stock the beneficially own by them on the date of this prospectus. This agreement is with Barron Chase Securities. The agreement covers in the aggregate 743,116 shares of our common stock.

STATE IMPOSED ESCROW ARRANGEMENT

         In connection with the registration of the offering in Oklahoma, our executive officers and directors (and their wives) and Michael R. Morrisett (a greater than 5% shareholder) deposited 443,116 shares of our common stock in escrow with UMB Oklahoma Bank, pursuant to a promotional shares escrow agreement (the "escrow agreement"). The escrow agreement was imposed by the Administrator of the Oklahoma Department of Securities as a condition of the registration for the protection and benefit of the initial purchasers of our common stock sold pursuant to the offering (the "public shareholders").

         Under the terms of the escrow agreement, the owners (the "depositors") of the common stock and stock options (the "subject securities") agreed that in event of a "distribution" (as defined below) respecting the subject securities, the public shareholders will initially share on a pro rata, per share basis in the distribution to the exclusion of the depositors, in proportion to the public offering price of our common stock until the public shareholders have received, or have had irrevocably set aside for them, an amount equal to the per share $6.00 public offering price of our common stock. Thereafter, the depositors and the other holders of our equity securities (including the public shareholders) will participate on an equal, per share basis in the remaining amount of the distribution. The distribution may proceed on lesser terms and conditions if a majority of the holders of our common stock that are not held by the depositors and our officers and directors or their associates or affiliates vote, or consent by consent procedure, to approve the lesser terms and conditions. A "distribution" means a distribution of our assets or securities to our shareholders including the depositors as a result of our dissolution, liquidation, merger, consolidation or reorganization or the sale or exchange of our assets or securities (including by way of tender offer), or any other transaction or proceeding with a person other than the depositors. In the event a public shareholder sells or otherwise disposes of the shares of common stock purchased in connection with the offering will cease to be entitled to the distribution benefits of the escrow agreement.

         The shares of common stock and stock options, as well as any shares of common stock received upon exercise of the stock options, will remain subject to the escrow agreements for the three-year period following the date of this prospectus. Other than as mentioned, the shares of common stock and stock options subject to the escrow agreement may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, except under limited circumstances.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, Barron Chase Securities, Inc. has agreed to purchase from us an aggregate of 1,000,000 shares of our common stock (the "common shares"). The common shares are offered by the underwriter subject to prior sale, when, as and if delivered to and accepted by the underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The underwriter is committed to purchase all of the common shares, if any are purchased (other than those shares of our common stock covered by the over-allotment option described below).

         Barron Chase Securities has advised us that it proposes to offer the common shares offered hereby to the public at the offering price set forth on the cover page of this prospectus through members of the National Association of Securities Dealers, Inc. (the

"NASD") who agree to sell the common shares in conformity with the NASD Conduct Rules. Barron Chase Securities may allow a concession, in its discretion, to certain NASD members. Such concessions will not exceed the amount of the underwriting discount that Barron Chase Securities is to receive.

         We have granted to Barron Chase Securities the option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 150,000 shares of our common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus (the "over-allotment option"). Barron Chase Securities may exercise this option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.

         Pursuant to the underwriting agreement, Barron Chase Securities will purchase from us the shares of our common stock at a price of $5.40 per share (including the common stock subject to the over-allotment option, if exercised), which represents a discount of 10% of the public offering prices (the "underwriting discount"). In addition, we have agreed to pay Barron Chase Securities a non-accountable expense allowance of 3% of the gross proceeds of the offering (including proceeds from any shares of common stock purchased pursuant to the over-allotment option). The expenses of Barron Chase Securities in excess of the non-accountable expense allowance will be paid by it without reimbursement by us. To the extent that the expenses of Barron Chase Securities are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation. Barron Chase Securities has informed us that it does not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered pursuant to the offering.

         Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation between us and Barron Chase Securities. Among the factors considered in determining the public offering price were

-        the history of, and the prospects for, our business,

-        an assessment of our management,

-        our past and present operations and development, and

-        the general condition of the securities market.

         The initial public offering price does not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such price is subject to change as a result of market conditions and other factors. We provide no assurance that

- a public market for our common stock will develop after the close of the offering, or

- if a public market in fact develops, that such public market will be sustained, or

- that the shares of common stock you purchase pursuant to the offering can be resold at any time at the offering or any other price.

         At the closing of the offering, we will issue to Barron Chase Securities and/or persons related to Barron Chase Securities, for nominal consideration, Common Stock Underwriter Warrants (the "underwriter's warrants") to purchase up to 100,000 shares of common stock. The underwriter's warrants and the common stock underlying the underwriter warrants are registered pursuant to the registration statement of which this prospectus is a part. The underwriter's warrants will be exercisable for a five-year period commencing on the date of this prospectus. The initial exercise price of each underwriter's warrants will be $9.00 per share of common stock (150% of the public offering price). The underwriter's warrants will not be transferable by the holder for one year from the date of this prospectus, except

- to officers of Barron Chase Securities and members of the selling group and officers and partners thereof,

-        by will, or

-        by operation of law.

         The underwriter's warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter's warrants contain net issuance provisions. These provisions permit the holder of the underwriter warrants to elect to exercise the underwriter's warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring us to issue shares of our common stock without a corresponding increase in capital. A net exercise of the underwriter's warrants will have the same dilutive effect on the shareholders' interests as will a cash exercise.

         The underwriter's warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933. We have agreed that if we shall cause a post-effective amendment to the registration statement of which this prospectus (the "registration statement") is a part, a new registration statement, or similar offering document to be filed with the U.S. Securities and Exchange Commission, the holders shall have the right, for seven years from the date of this prospectus, to include in such registration statement or offering statement the underwriter's warrants and/or the securities issuable upon their exercise (the "registrable securities") at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the underwriter's warrants and registrable securities during the period commencing one year from the date of this Prospectus and expiring four years thereafter, we will, under certain circumstances, register the underwriter's warrants and/or any of the registrable securities.

         We have agreed to engage Barron Chase Securities as our financial advisor for a fee of $108,000, which is payable at closing of the offering. Pursuant to this agreement, Barron Chase Securities is to provide, at our request, advice concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. We have also agreed to pay Barron Chase Securities a fee for services rendered in connection with certain corporate transactions we complete. The fee is based upon the value paid or received by us in the transaction. The amount of the fee will be 5% of up to $1 million of value paid or received in the transaction, 4% of the next $1 million of value, 3% of the next $1 million of such value, 2% of the next $1 million of value, and 1% of all such value in excess of $4 million. The fee will be payable only in the event

- we participate in any merger, consolidation or other such transactions which Barron Chase Securities has brought to us during a five-year period following the closing of the offering, and which is completed (including an acquisition of assets or stock for which we pay, in whole or in part, with shares of our common stock or other securities), or

- we retain the services of Barron Chase Securities in connection with any merger, consolidation or other such transaction.

         In order to facilitate the offering of our common stock, Barron Chase Securities may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, Barron Chase Securities may over-allot in connection with the offering, creating a short position in our common stock for its own account. In addition, to covering over-allotments or to stabilize the price of our common stock, the underwriter may also bid for, and purchase, shares of our common stock in the open market. Finally, Barron Chase Securities may reclaim selling concessions allowed to a dealer for distributing our common stock in the offering, if Barron Chase Securities repurchases previously distributed common stock in transactions to cover its short position, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the our common stock above independent market levels. Barron Chase Securities is not required to engage in these activities, and may end any of these activities at any time.

         We have agreed to indemnify Barron Chase Securities against any costs or liabilities incurred by it by reason of misstatements or omissions to state material facts in connection with the statements made in this prospectus and the registration statement of which this prospectus is a part. Barron Chase Securities has in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in this prospectus and the registration statement of which this prospectus is a part, based on information relating to Barron Chase Securities and furnished in writing by it. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the registration statement. See "Where You Can Find Additional Information."

                                  LEGAL MATTERS

         The validity of issuance of the shares of the common stock offered hereby and certain other legal matters in connection with the offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, of Oklahoma City, Oklahoma. Certain legal matters will be passed upon for Barron Chase Securities by David A. Carter, P.A., Boca Raton, Florida.

                                     EXPERTS

         The balance sheets as of December 31, 1998 and 1997, and the statements of operations and accumulated deficit, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report of Murrell, Hall, McIntosh & Co., PLLP, independent public accountants, given on authority of that firm as experts in accounting and auditing.

                     WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form SB-2, of which this Prospectus constitutes a part, with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and in the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each such statement is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected at the office of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the registration statement and the exhibits and schedules thereto may be obtained from the SEC at such offices, upon payment of prescribed rates. In addition, the registration statements as filed with the SEC through its Electronic Data Gathering, Analysis and Retrieval (known as "EDGAR") system are publicly available through the SEC's site on the World Wide Web on the Internet, located at HTTP://WWW.SEC.GOV. We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference).

         We have not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Following completion of the offering, we will be subject to the informational reporting requirements of the Securities Exchange Act as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Exchange Act. In accordance with the Securities Exchange Act, we will file reports and other information with the SEC, and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the SEC in Washington, D.C. We will distribute to our shareholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

         Any requests for copies of information, reports or other filings with the SEC should be directed to Precis Smart Card Systems, Inc. at 11032 Quail Creek Road, Suite 108, Oklahoma City, Oklahoma 731120, telephone: (405) 752-5550.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants................................  F-2

Balance Sheets as of December 31, 1998 and 1997, and as of June 30, 1999
         and 1998 (Unaudited)...........................................  F-3

Statements of Operations and Accumulated Deficit for the Years Ended
         December 31, 1998 and 1997, and for the Six Months Ended
         June 30, 1999 and 1998 (Unaudited).............................  F-4

Statements of Stockholders' Equity for the Years Ended
         December 31, 1998 and 1997, and for the Six Months Ended
         June 30, 1999 and 1998 (Unaudited).............................  F-5

Statements of Cash Flows for the Years Ended December 31, 1998 and
         1997, and for the Six Months Ended June 30, 1999 and 1998
         (Unaudited)....................................................  F-6

Notes to Consolidated Financial Statements..............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders
 of Precis Smart Card Systems, Inc.

         We have audited the accompanying consolidated balance sheets of Precis Smart Card Systems, Inc. (an Oklahoma Corporation in the development stage) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precis Smart Card Systems, Inc. as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered losses, has accumulated a significant deficit, has negative working capital and is dependent on additional borrowings and stock sales. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MURRELL HALL McINTOSH & CO., PLLP


Oklahoma City, Oklahoma
July 19, 1999

                         PRECIS SMART CARD SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                                                     DECEMBER 31,                           JUNE 30,
                                                           -----------------------------        ------------------------------
                                                                1998             1997               1999               1998
                                                           -----------        ----------        -----------        -----------
                          ASSETS                                                                (UNAUDITED)        (UNAUDITED)
Current Assets:
    Cash.................................................. $        --        $    1,706        $   364,637        $    12,012
    Inventory.............................................      10,035            44,158             10,035             63,748
                                                           -----------        ----------        -----------        -----------
        Total Current Assets..............................      10,035            45,864            374,672             75,760
                                                           -----------        ----------        -----------        -----------

Property and Equipment:
    Office Equipment......................................      48,219            48,219             48,219             48,219
    Computer Equipment....................................     263,499           256,178            270,489            263,499
    Furniture and Fixtures................................       6,890             6,674              7,736              6,890
                                                           -----------        ----------        -----------        -----------
                                                               318,608           311,071            326,444            318,608
    Less Accumulated Depreciation.........................    (254,390)         (150,796)          (311,382)          (203,211)
                                                           -----------        ----------        -----------        -----------
                                                                64,218           160,275             15,062            115,397
                                                           -----------        ----------        -----------        -----------
Total Assets ............................................. $    74,253        $  206,139        $   389,734        $   191,157
                                                           -----------        ----------        -----------        -----------
                                                           -----------        ----------        -----------        -----------

           LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
    Book Overdraft ....................................... $    27,513        $       --        $        --        $        --
    Accounts Payable .....................................     265,012           186,933            323,862            216,445
    Accrued Liabilities ..................................      46,110            11,250             97,985             20,572
    Mezzanine Debt .......................................     103,000            25,000            329,643             50,000
    Current Portion of Capital Leases ....................      48,319            32,649             62,504             59,758
    Current Portion of Long-Term Debt ....................     277,522           341,220            277,522            277,522
                                                           -----------        ----------        -----------        -----------

        Total Current Liabilities ........................     767,476           597,052          1,091,516            624,297
                                                           -----------        ----------        -----------        -----------

Long-Term Liabilities:
    Capital Leases, Net of Current Portion ...............      41,570            89,889              4,558             50,394
    Long-Term Debt, Net of Current Portion ...............          --           183,780                 --                 --
                                                           -----------        ----------        -----------        -----------
        Total Long-Term Liabilities ......................      41,570           273,669              4,558             50,394
                                                           -----------        ----------        -----------        -----------

        Total Liabilities ................................     809,046           870,721          1,096,074            674,691
                                                           -----------        ----------        -----------        -----------

Stockholders' Deficit:
    Preferred Stock, $1 Par Value, 2,000,000 Shares
        Authorized; No shares Issued and Outstanding
        at December 31, 1998 and 1997 ....................          --                --                 --              4,968
    Common Stock, $.01 Par Value, 8,000,000 Shares
        Authorized; 900,000 and 2,040,350 Issued
        and Outstanding at December 31, 1998 and 1997,
        Respectively .....................................       9,000            20,404             11,575             20,429
    Additional Paid-In Capital ...........................   2,226,451         1,613,928          2,701,070          2,210,055
    Deficit Accumulated During Development Stage .........  (2,970,244)       (2,298,914)        (3,418,985)        (2,718,986)
                                                           -----------        ----------        -----------        -----------
        Total Stockholders' Deficit ......................    (734,793)         (664,582)          (706,340)          (483,534)
                                                           -----------        ----------        -----------        -----------
Total Liabilities and Stockholders' Deficit .............. $    74,253        $  206,139        $   389,734        $   191,157
                                                           -----------        ----------        -----------        -----------
                                                           -----------        ----------        -----------        -----------

                 See Accompanying Notes to Financial Statements

                         PRECIS SMART CARD SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                  FOR THE YEAR ENDED                FOR THE SIX MONTHS ENDED
                                            ------------------------------       ------------------------------
                                                     DECEMBER 31,                           JUNE 30,
                                            ------------------------------       ------------------------------
                                                1998               1997             1999               1998
                                            -----------        -----------       -----------        -----------
                                                                                 (UNAUDITED)        (UNAUDITED)
Product and Service Revenues .............  $   322,483        $    40,856       $    25,000        $    34,404
                                            -----------        -----------       -----------        -----------

Operating Expenses:
    Product Deployment and Research
        and Development ..................      389,586            542,203           134,462            193,799
    Sales and Marketing ..................      147,411            148,885            79,321             74,418
    General and Administrative ...........      399,756            472,320           217,124            163,544
                                            -----------        -----------       -----------        -----------

        Total Expenses ...................      936,753          1,163,408           430,907            431,761
                                            -----------        -----------       -----------        -----------

Operating Loss ...........................     (614,270)        (1,122,552)         (405,907)          (397,357)
                                            -----------        -----------       -----------        -----------

Other Expense (Income):

    Interest Expense .....................       59,196             29,890            42,834             24,079
    Interest Income ......................       (2,136)            (2,282)               --             (1,364)
                                            -----------        -----------       -----------        -----------

                                                 57,060             27,608            42,834             22,715
                                            -----------        -----------       -----------        -----------

Net Loss - Deficit Accumulated During
    Development Stage ....................  $  (671,330)       $(1,150,160)      $  (448,741)       $  (420,072)
                                            -----------        -----------       -----------        -----------
                                            -----------        -----------       -----------        -----------

Net Loss per Share .......................  $     (0.75)       $     (1.28)      $     (0.45)       $     (0.47)
                                            -----------        -----------       -----------        -----------
                                            -----------        -----------       -----------        -----------

Weighted Average Number of
    Common Shares Outstanding ............      900,000            900,000         1,002,083            900,000
                                            -----------        -----------       -----------        -----------
                                            -----------        -----------       -----------        -----------














                 See Accompanying Notes to Financial Statements

                         PRECIS SMART CARD SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                COMMON STOCK           PREFERRED STOCK       ADDITIONAL
                                          ----------------------      -----------------       PAID-IN     ACCUMULATED
                                            SHARES       AMOUNT        SHARES     AMOUNT      CAPITAL        DEFICIT
                                          -----------   --------      --------   -------     ----------   ------------

Balance, December 31, 1996 ............    1,877,600    $ 18,776      $     --   $    --     $1,290,055   $(1,148,754)

Sale of Stock .........................      162,750       1,628            --        --        323,873            --
Net Loss ..............................         --            --            --        --             --    (1,150,160)
                                          ----------    --------      --------   -------     ----------   ------------

Balance, December 1997 ................    2,040,350      20,404            --        --     $1,613,928    (2,298,914)

Sale of Stock .........................        2,500          25         4,968     4,968        596,127            --
Conversion of Preferred Stock .........      298,060       2,980        (4,968)   (4,968)         1,987            --
Reverse Stock Split ...................   (1,440,910)    (14,409)                                14,409            --
Net Loss ..............................         --            --            --        --             --      (671,330)
                                          ----------    --------      --------   -------     ----------   ------------

Balance, December 31, 1998 ............      900,000       9,000            --        --      2,226,451     (2,970,244)

Sale of Stock (unaudited) .............      257,500       2,575            --        --        512,425             --
Offering Costs (unaudited) ............           --          --            --        --        (37,806)            --
Net Loss (unaudited) ..................           --          --            --        --             --       (448,741)
                                          ----------    --------      --------   -------     ----------   ------------

Balance, June 30, 1999 (unaudited) ....    1,162,500    $ 11,625            --   $    --     $2,701,070   $ (3,418,985)
                                          ==========    ========      ========   =======     ==========   ============








                 See Accompanying Notes to Financial Statements

                         PRECIS SMART CARD SYSTEMS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS


                                                                         FOR THE YEAR ENDED         FOR THE SIX MONTHS ENDED
                                                                      -------------------------    -------------------------
                                                                             DECEMBER 31,                     JUNE 30,
                                                                      -------------------------    -------------------------
                                                                          1998          1997           1999          1998
                                                                      -----------   -----------    -----------   -----------
                                                                                                   (UNAUDITED)   (UNAUDITED)

Cash Flows from Operating Activities:
     Net Loss ....................................................    $  (671,330)  $(1,150,160)   $  (448,741)  $  (420,072)
     Adjustments to Reconcile Net Loss to
          Net Cash Provided by Operations:
               Depreciation ......................................        103,594        75,502         56,992        52,415
               (Increase) Decrease -
                    Inventory ....................................         34,123        (9,731)            --       (19,590)
                    Other Assets .................................             --       126,419             --            --
               Increase (Decrease) -
                    Accounts Payable .............................         78,080       141,625         58,850        29,512
                    Accrued Liabilities ..........................         34,859        (3,544)        51,875         9,322
                                                                      -----------   -----------    -----------   -----------

                       Net Cash Used by Operating Activities .....       (420,674)     (819,889)      (281,024)     (348,413)
                                                                      -----------   -----------    -----------   -----------
Cash Flows from Investing Activities:
     Purchase of Property and Equipment ..........................         (7,537)      (76,322)        (7,836)       (7,537)
                                                                      -----------   -----------    -----------   -----------

                       Net Cash Used by Investing Activities .....         (7,537)      (76,322)        (7,836)       (7,537)
                                                                      -----------   -----------    -----------   -----------

Cash Flows from Financing Activities:
     Sale of Stock ...............................................        601,119       325,501        477,194   $   601,120
     Book Overdraft ..............................................         27,513            --        (27,513)           --
     Payments on Long-Term Debt ..................................       (280,127)       (7,571)       (22,827)     (259,864)
     Proceeds from Long-Term Debt ................................             --       525,000             --            --
     Proceeds from Short-Term Debt ...............................         78,000        25,000        226,643        25,000
                                                                      -----------   -----------    -----------   -----------

                       Net Cash Provided by Financing Activities..        426,505       867,930        653,497       366,256
                                                                      -----------   -----------    -----------   -----------

Net Decrease in Cash .............................................         (1,706)      (28,281)       364,637        10,306

Cash at Beginning of Period ......................................          1,706        29,987             --         1,706
                                                                      -----------   -----------    -----------   -----------

Cash at End of Period ............................................    $        --   $     1,706    $   364,637   $    12,012
                                                                      ===========   ===========    ===========   ===========
Supplemental Disclosure:

Interest Paid ....................................................    $    25,884   $    29,890
                                                                      ===========   ===========

Property and Equipment Purchased with Debt .......................    $        --   $   128,497
                                                                      ===========   ===========


                 See Accompanying Notes to Financial Statements

                         PRECIS SMART CARD SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (JUNE 30, 1999 AND 1998 INFORMATION IS UNAUDITED)

Note 1 - Nature of Business

         Precis Smart Card Systems, Inc. (the "Company") is a development stage company. The Company develops and markets commercial software products used with a technology referred to as "smart cards". The smart card contains an embedded integrated circuit or microchip that serves as a programmable storage device that performs limited computer functions. The Company's products include the Precis Health Card System-TM-,, a health care smart card system; PrecisCache-TM-, a fixed-value smart card system; PrecisReserv-TM-, a reloadable stored-value smart card system; and PrecisPersona-TM-, a smart card based customer loyalty and rewards system.

Note 2 - Summary of Significant Accounting Policies

         INTERIM FINANCIAL STATEMENTS - The financial statements as of June 30, 1999 and 1998, and for the six months then ended are unaudited and, in the opinion of management, reflect all adjustments that are necessary for a fair presentation of the financial position as of such date and the results of operations and cash flows for the periods then ended. All such adjustments are of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The results of operations for the six months ended June 30, 1999, and 1998 are not necessarily indicative of the results that may be expected for the entire years ending December 31, 1999, and 1998.

         DEVELOPMENT STAGE OPERATIONS - Precis is a development stage enterprise engaging in developing and marketing "smart card" technology. The Company has yet to generate any significant revenue from smart card sales and has no assurance of future revenues from such sales. The Company plans to spend significant amounts on the development and marketing of its products. These costs require the Company to raise additional capital through debt or equity financing. Such additional financing may require the encumbrance of Company assets or agreements with other parties where some of the costs of development are paid by others in exchange for an interest in the product or company.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         PROPERTY AND EQUIPMENT - Property and Equipment are carried at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method based on useful lives of three to seven years.

         INVENTORY - The Company has recorded its inventory held for resale at its estimated value which is less than its actual cost.

         NET LOSS PER SHARE - Net loss per share is calculated based on the weighted average number of common, and dilutive, common equivalent shares outstanding. There were no material differences between primary and fully diluted earnings per share for the periods presented.

CONCENTRATION OF CREDIT RISK - The Company maintains its cash in bank deposit accounts which, at times, may exceed federal insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk.

                         PRECIS SMART CARD SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (JUNE 30, 1999 AND 1998 INFORMATION IS UNAUDITED)


Note 2 - Summary of Significant Accounting Policies (continued)

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The recorded amounts of cash, inventory, accounts payable, and accrued liabilities approximate fair value because of the short-term maturity of these items.

         IMPAIRMENT OF LONG-LIVED ASSETS - The Company accounts for the impairment and disposition of ling-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets to be Disposed of" (FAS 121). In accordance with FAS 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. As of December 31, 1998, no impairment has been indicated.

Note 3 - Debt

         Long-term debt consists of unsecured project notes bearing interest at 10%, due to various investors. Interest only was due and payable beginning September 1, 1997 through December 1, 1997. Amortization of the notes began January 1, 1998. The final payment is due in 1999. The Company is in default on these notes due to failure to make the required payments. The holders have the right to declare the notes immediately due and payable. As such the entire balance on these notes has been classified as current.

         The mezzanine debt is unsecured and due to two shareholders, one of which is Chairman of the Board of Directors. Interest on the mezzanine debt due the Chairman was 25% per annum through September 30,1998, and 15% per annum thereafter. The remaining mezzanine debt bears interest at 25% per annum. All mezzanine debt carried maturity dates as of the later of June 30, 1999, or 30 days subsequent to the Company's planned initial public offering (discussed in Note 9). In the event the debt is not repaid by maturity, all notes will bear interest at the rate of 30% per annum thereafter.

Note 4 - Adoption of New Accounting Standard

         The Company has adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", issued by the American Institute of Certified Public Accountants. This statement requires that the costs of start-up activities and organization costs, as defined, be expensed as incurred.

         In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION ("SOP 97-2"). SOP 97-2 focuses on when and the amount of revenue that should be recognized for licensing, selling, leasing or otherwise marketing computer software and is effective for transactions enter into in fiscal years beginning after December 15, 1997. In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-4, DEFERRAL OF THE EFFECTIVE DATE OF PROVISION OF SOP 97-2, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION ("SOP 98-4"). SOP 98-4 defers for one year specific provision of SOP 97-2. In December 1998, the Accounting Standards Executive Committee issued Position 98-9, Modification of SOP 97-2, SOFTWARE REVENUE RECOGNITION, with respect to Certain Transactions ("SOP 98-9"). SOP 98-9 also amended specific provisions of SOP 98-4 through fiscal years beginning on or before March 15, 1999. Management believes that the adoption of SOP 97-2, as amended, will not have a material effect on the financial position and results of operations.

                         PRECIS SMART CARD SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (JUNE 30, 1999 AND 1998 INFORMATION IS UNAUDITED)

Note 5 - Capital Structure and Stock Options

         Pursuant to its Certificate of Incorporation, the Company is authorized to issue up to 10,000,000 shares of capital stock, consisting of 8,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 2,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock").

         COMMON STOCK - The Company was operated historically (from approximately April 1994 through June 1996) as a limited partnership (the "LP"). Effective July 1, 1996, the entire business of the LP was merged into the Company (the "Merger"). The Company issued 1,755,000 shares of common stock to the partners of the LP in consideration of the Merger, thus, the partners of the LP became the shareholders of the Company. The merger was accounted for as a "pooling-of-interest." The Company conducted a private placement of common stock during 1997, during which it issued and subscribed 292,850 shares of common stock. Such shares were issued and subscribed at $2.00 per share.

         PREFERRED STOCK - From November 1997 through April 1998, the Company conducted a private placement of convertible redeemable, "putable" preferred stock. During this period, the Company sold 4,967.67 shares of $120.00 face value, no coupon preferred stock, generating total capital of $596,120. The total capital of $596,120 was comprised of $406,080 in cash and $196,040 in conversions of Project Notes. During 1998, and in accordance with their conversion rights, the preferred shareholders elected to convert their preferred shares into 298,060 shares of common stock ( a conversion ratio of 1 preferred share for 60 shares of common).

         RESTRUCTURING PLAN - As a result of the conversion of the outstanding preferred shares to common shares, the Company had 2,345,910 shares of common stock outstanding on October 29, 1998. On October 30, 1998, the Company affected a reverse split (ratio 1:2.61) of the common stock such that immediately after the reverse split there were 900,000 shares of common stock outstanding.

         COMMON STOCK OPTIONS - Also, as part of the restructuring plan, the Company obtained releases from its directors and Project Note holders that cancelled all common stock options held by directors and Project Note holders. Subsequent to the reverse split discussed above and as of December 31, 1998, the Company had the following common stock options outstanding to certain employees and ongoing service providers:

                                  EXERCISE          EXPIRATION             VESTING
                 QUANTITY           PRICE              DATE                STATUS
                 --------         --------          -----------            -------
                  86,471            $5.22           2006 - 2008             Vested

         The Company also has agreed to issue 122,031 of future stock options after the Company reaches certain annual earnings levels. These future options will have an exercise price based on current fair market value at the date the earnings levels are met. These options expire 10 years from the date granted.

         It is expected that the Company will make future stock option grants to its employees pursuant to the Company's stock option plan established in January 1999. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, no compensation expense is recognized when the exercise price of stock options equals the market price of the underlying stock on the date of the grant.

                         PRECIS SMART CARD SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                (JUNE 30, 1999 AND 1998 INFORMATION IS UNAUDITED)

Note 5 - Capital Structure and Stock Options (continued)

         If the Company had elected to recognize compensation based on the fair value of the options granted at the grant date as prescribed by "Statement of Financial Accounting Standards No. 123, (SFAS 123) Accounting for Stock-Based Compensation", net loss and net loss per share would have increased to the pro forma amounts shown below for the years ending December 31:

                                                                         1998                1997
                                                                         ----                ----
             Pro Forma Net Loss.................................      $(787,608)        $ (1,359,878)
             Pro Forma Net Loss Per Share.......................      $   (0.87)        $      (1.51)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the year ended December 31, 1998: weighted average risk free interest rate of 5.50%; no dividend yield; volatility of 40%; and expected life less than six years. Consequently, the underlying common shares had no historic volatility prior to October 13, 1998. The fair values of the options granted prior to October 13, 1998 were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common share.

         The intent of the Black-Scholes option valuation model is to provide estimates of fair values of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions including expected stock price volatility. The Company has utilized the Black-Scholes method to produce the pro forma disclosures required under SFAS 123. In management's opinion, existing valuation models do not necessarily provide a reliable single measure of the fair value of its employee stock options because the Company's employee stock options have significantly different characteristics from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate. The effects of applying SFAS 123 in this pro forma are not indicative of future amounts.

Note 6 - Income Taxes

         There was no current or deferred provision for income taxes for the years ended December 31, 1998 or 1997. No current provision was required because tax losses were incurred in those years. Deferred tax assets result from differences in the basis of assets and liabilities for tax and financial statement purposes. The tax effects of the net operating loss carry forwards and the valuation allowance established are summarized below:

                                                                              1998             1997
                                                                           ----------       ----------
             Benefit of net operating loss carry forward.........          $ 743,300        $ 488,100
             Less: Valuation allowance...........................           (743,300)        (488,100)
                                                                           ----------       ----------
               Net deferred tax asset............................          $       --       $       --
                                                                           ==========       ==========

         The valuation allowance for deferred tax assets at January 1, 1996 was $86,800. The net change in the valuation allowance for the years ended December 31, 1998 and 1997 were increases of $255,200 and $401,300 respectively. At December 31, 1998 and 1997 the Company had federal and state net operating loss carry forwards of approximately $1,860,0000 expiring at various dates through 2013. The Company's ability to use these losses to offset future taxable income would be subject to limitations under the Internal Revenue Code.

                         PRECIS SMART CARD SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
                (JUNE 30, 1999 AND 1998 INFORMATION IS UNAUDITED)

Note 7 - Year 2000 Risk

         During recent years, there has been significant awareness raised regarding the potential disruption of business operations worldwide resulting from the inability of current technology to process properly the change in the year 1999 to 2000. Based on a review of the Company's data processing, operating systems, software and other technology already in place, we do not currently believe the Company will experience any significant adverse effects or material unbudgeted costs resulting therefrom. Nevertheless, we cannot provide any assurance in this regard, and any such costs or effects could materially and adversely affect the Company's operations and financial condition.

Note 8 - Operations and Borrowings

         As of December 31, 1998, the Company had negative working capital of $757,411 and accumulated deficit of $2,970,244. During 1999, the Company completed a private placement of common stock. An initial public offering is also planned to raise capital necessary to continue development efforts.

Note 9 - Contingencies

         The Company operates in leased facilities. Management expects that leases currently in effect will be renewed or replaced with other leases of a similar nature and term. Rent expense under operating leases was $23,408 and $19,304 for the years ended December 31, 1998 and 1997, respectively.

         Capital lease obligations consist of non-cancelable equipment leases expiring through September, 2001. These leases are payable in monthly installments, aggregating $4,632 including imputed interest at 10.67%. These leases are secured by certain equipment. The following is a schedule of future lease payments under capital leases:


         Year Ending December 31,
                   1999                                                            $55,589
                   2000................................................             43,587
                                                                                   -------
         Total minimum lease payments..................................            $99,176
         Imputed interest..............................................             (9,287)
                                                                                   -------
         Capital lease obligation (including current portion $48,319)..            $89,889
                                                                                   =======

         As of June 30, 1999, there has been no market for the Company's common stock. In the event of an initial public offering, the offering price would not necessarily bear any relationship to the Company's assets, book value, earnings or other established criterion of value. Management provides no assurance that a public market for their common stock will develop after the close of any offering, or if a public market in fact develops, that such public market will be sustained, or that the shares of common stock purchased pursuant to the offering can be resold at any time at the offering price or any other stock price.

         If the Company's initial public offering is completed, the Company has agreed to sell to the underwriter warrants exercisable for the purchase of 100,000 to 115,000 shares of common stock for $9.00 per share during a five-year period. The holders of these warrants will have the right, for seven years following the effective date of the initial public offering, to include such warrants and the shares of common stock issuable upon their exercise (the "registrable securities") in any registration statement or amendment to a registration statement of the Company at no expense to such holders. The Company also agreed that, upon request by the holders of 50% or more of the underwriter's warrants and registrable securities and expiring four years after the effective date of the Company's initial public offering and under certain circumstances, the Company will register the underwriter's warrants and the registrable securities.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.





UNTIL , 1999 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

==============================================================================


                               1,000,000 SHARES OF

                                  COMMON STOCK



                                  PRECIS SMART

                               CARD SYSTEMS, INC.


                                  ------------

                                   PROSPECTUS

                                  ------------

                                  BARRON CHASE
                            S E C U R I T I E S I N C

                               7700 W. Camino Real
                            Boca Raton, Florida 33433
                                 (561) 347-1200

                            Beverly Hills, California
                              Boston, Massachusetts
                               Brooklyn, New York
                                Buffalo, New York
                                Chicago, Illinois
                               Clearwater, Florida
                               Edison, New Jersey
                            Eureka Springs, Arkansas
                            Fort Lauderdale, Florida
                          Hasbrouk Heights, New Jersey
                              La Jolla, California
                               New York, New York
                                Orlando, Florida
                                Sarasota, Florida
                                 Tampa, Florida
                            West Boca Raton, Florida




                                     , 1999
==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

         The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

         These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


          S.E.C. Registration Fees............................... $  2,197
         *N.A.S.D. Filing Fees...................................    1,200
         *State Securities Laws Filing Fees......................   15,000
         *Printing and Engraving.................................   25,000
         *Legal Fees.............................................   93,603
         *Accounting Fees and Expenses...........................   30,000
         *Transfer Agent's Fees and Costs of Certificates........    2,000
         *Miscellaneous..........................................    1,000
                                                                  --------
              Total.............................................. $150,000
                                                                  ========

--------------------------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Registrant has sold and issued the securities described below pursuant to and in accordance with Regulation D under the Securities Act of 1933, as amended (the "Act") within the past three years which were not registered under the Act:

                                                          NUMBER OF
                                         PURCHASE      SHARES PURCHASED      REGULATION
                               DATE OF   PRICE PER  -----------------------       D         NET
NAME                           PURCHASE    SHARE    PREFERRED(1)  COMMON(2)      RULE    PROCEEDS
----                           --------  --------   ------------  ---------  ----------  --------
Smith, William                  9/12/97  $  2.00                    5,000        506     $ 10,000
Martin, David                   9/12/97     2.00                    1,250        506        2,500
Dalton, W. Edward               9/12/97     2.00                    5,000        506       10,000
Bowers, John                    9/23/97     2.00                    2,500        506        5,000
Dalton, Anne                    9/23/97     2.00                    2,500        506        5,000
Smith, Larry                   10/16/97     2.00                    5,000        506       10,000
O'Dell, Richard                12/11/97     2.00                    2,500        506        5,000
Cunningham, Dan                12/29/97     2.00                    5,000        506       10,000
Huffmyer, Joe                    1/7/98     2.00                   22,500        506       45,000
LaRoche, Richard                1/14/98   120.00       300.00                    505       36,000
Sherman, Nolan                  1/14/98   120.00       416.67                    505       50,000
Sherman, Nolan                  1/14/98   120.00          .33                    505           40
McClary, David                  1/14/98   120.00       416.67                    505       50,000
McClary, David                  1/14/98   120.00        83.33                    505       10,000
Webb, Kent                      1/14/98   120.00       416.67                    505       50,000
Hale, Ron and Rochelle          1/15/98   120.00       500.00                    505       60,000
Liff, Adam                      1/15/98   120.00       500.00                    505       60,000
Liff, Daniel                    1/15/98   120.00       500.00                    505       60,000
Austin, John                    1/15/98   120.00       250.00                    505       30,000
Lynn, C. Stephen                1/15/98   120.00       834.00                    505      100,080
Preston, Tom                    3/31/98   120.00       250.00                    505       30,000
Kelly, James                    4/27/98   120.00       500.00                    505       60,000
Milton, Walter J. or Margaret    4/1/99     2.00                    5,000        506       10,000
Brunner, Dennis or Julie         4/1/99     2.00                    5,000        506       10,000
Lestino, John R.                 4/1/99     2.00                    5,000        506       10,000
Maddux, Jerry                    4/1/99     2.00                    5,000        506       10,000
Garber, Martin D., Jr.           4/5/99     2.00                    5,000        506       10,000
McNitt, Kelly J.                 4/5/99     2.00                    5,000        506       10,000
Thompson, Steven R.             4/12/99     2.00                    5,000        506       10,000
Richards, John M., Jr.          4/12/99     2.00                    5,000        506       10,000
Howell, Tom                     4/14/99     2.00                    5,000        506       10,000
Bell, Terry                     4/14/99     2.00                    5,000        506       10,000
Kelly Banking Services, Inc.    4/15/99     2.00                   32,500        506       65,000
Warren H. Carey IRA             4/15/99     2.00                   10,000        506       20,000
Richards, John M., III          4/16/99     2.00                    5,000        506       10,000
Plender, Arlin                  4/20/99     2.00                    5,000        506       10,000
W. Garner & Co.                 4/26/99     2.00                   10,000        506       20,000
Frechette, Robert               4/28/99     2.00                   10,000        506       20,000
Watson, Arch                    4/28/99     2.00                    5,000        506       10,000
Wimberley, Carl                 4/30/99     2.00                    5,000        506       10,000
Bird, Phillip                   4/30/99     2.00                   10,000        506       20,000
Benge, James                    4/30/99     2.00                    5,000        506       10,000
Lamance Family Trust (Cathy)     5/3/99     2.00                    5,000        506       10,000


                                       II-II

                                                          NUMBER OF
                                         PURCHASE      SHARES PURCHASED      REGULATION
                               DATE OF   PRICE PER  -----------------------       D         NET
NAME                           PURCHASE    SHARE    PREFERRED(1)  COMMON(2)      RULE    PROCEEDS
----                           --------  --------   ------------  ---------  ----------  --------
Lamance Family Trust             5/3/99     2.00                   10,000        506       20,000
Lamance Family Trust (Chris)     5/3/99     2.00                    5,000        506       10,000
Morris, Walter                   5/5/99     2.00                   10,000        506       20,000
Fiserv Cor. Ser. Cus. For Roth  5/12/99    $2.00                    5,000        506     $ 10,000
    IRA-J. Brown
Gronbach, Arthur                5/24/99     2.00                    5,000        506       10,000
Hi-Tel Group, Inc.              5/25/99     2.00                   15,000        506       30,000
Nowalsky, Leon                  5/27/99     2.00                    5,000        506       10,000
Lustigman, Andrew                6/2/99     2.00                    5,000        506       10,000
Mathews & Associates, Inc.       6/7/99     2.00                    5,000        506       10,000
Dumont, Gordon C.                6/7/99     2.00                    2,500        506        5,000
Traffas, Francis C.             6/14/99     2.00                    5,000        506       10,000
Eric Stein Revocable Trust      6/18/99     2.00                   12,500        506       25,000
Hadde, Bill                     6/25/99     2.00                   10,000        506       20,000
Ozner, David                    6/29/99     2.00                   10,000        506       20,000
Mathers Associates              7/20/99     2.00                   42,500        506       85,000

------------------------

(1) Each share of preferred stock was converted into 60 shares of Registrant's common stock pursuant to the conversion privilege of such preferred stock.
(2) Each 2.61 outstanding shares of common stock was reverse split one share of common stock on October 29, 1998.

         Registrant relied on Rules 505 and 506 of Regulation D and Sections 3(b) and 4(2) of the Act for exemption from the registration requirements of the Act. Each purchaser Registrant's common and preferred stock was furnished information concerning the operations of Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the above named persons in connection with the offer of Registrant's common and preferred stock of his, her or its intent to acquire such stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing Registrant's common and preferred stock was stamped with a legend restricting transfer of the securities represented thereby, and registrant issued stop transfer instructions to UMB Bank, N.A., the transfer agent and registrant of Registrant's common stock, with respect to all certificates representing the common stock of Registrant held by the aforementioned shareholders of Registrant.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         EXHIBIT NO.
         -----------
          1.1     Form of Underwriting Agreement between Barron Chase
                  Securities, Inc. and Registrant.

          1.2     Form of Selected Dealer Agreement between Barron Chase
                  Securities, Inc. and selected dealers.

          3.1     Registrant's Certificate of Incorporation.

          3.2     Registrant's Bylaws.

          4.1     Form of Certificate of Common Stock of Registrant.

          4.2     Form of Underwriter's Warrant and Warrant Certificate.

          5.1 Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to Registrant, regarding legality of the securities covered by this Registration Statement.

         10.1     Precis Smart Card, Inc. 1999 Stock Option Plan.


                                    II-III

         10.2     Form of Financial Advisor Agreement.

         10.3     Form of Merger and Acquisition Agreement between Barron Chase
                  Securities, Inc. and Registrant.

         10.4     Master Equipment Purchase and Maintenance Agreement, dated
                  June 29, 1999, between NationsBanc Services, Inc. and
                  Registrant.

         10.5     Smart Card Agreement, dated July 8, 1999, between
                  Entertainment Smart Systems, Inc. and Registrant.

         23.1     Consent of Independent Public Accountants, dated September 3,
                  1999.

         23.2 Consent of Dunn Swan & Cunningham, A Professional Corporation, dated September 7, 1999.

         27       Financial Data Schedule

------------------------
*        Previously furnished.
**       To be furnished by amendment.

ITEM 28.  UNDERTAKINGS

         (a)      RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the end of the offering.

         (d)      EQUITY OFFERINGS OF NONREPORTING SMALL BUSINESS ISSUERS.

                  The Registrant will provide to the underwriter at the closing specified in the underwriting agreement the certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (e)      REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f)      RELIANCE ON RULE 430A.

                  Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma, on the 7th day of September, 1999.

                                       PRECIS SMART CARD SYSTEMS, INC.
                                       (Registrant)

                                       By: /s/ LARRY B. HOWELL
                                          -------------------------------------
                                               Larry B.  Howell, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Larry E. Howell his true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       SIGNATURE                         TITLE                          DATE
       ---------                         -----                          ----
/s/ KENT H. WEBB                 Chairman of the Board             September 7, 1999
------------------------------
Kent H. Webb


/s/ LARRY E. HOWELL              Chief Executive Officer           September 7, 1999
------------------------------   and Director
Larry E.  Howell


/s/ DONALD A. CUNNINGHAM         President, Chief Operating        September 7, 1999
------------------------------     Officer and Director
Donald (Dan) A. Cunningham


/s/ MARK R. KIDD                 Chief Financial Officer           September 7, 1999
------------------------------
 Mark R. Kidd


/s/ MICHAEL E. DUNN              Director                          September 7, 1999
------------------------------
 Michael E.  Dunn

                                      INDEX TO EXHIBITS

                                                                             Sequentially
Exhibit                                                                        Numbered
Number                                                                           Page
-------                                                                      ------------
 1.1      Form of Underwriting Agreement between Barron
          Chase Securities, Inc. and Registrant.............................

 1.2      Selected Dealer Agreement between Barron Chase
          Securities, Inc. and selected dealers.............................

 3.1      Registrant's Certificate of Incorporation.........................

 3.2      Registrant's Bylaws...............................................

 4.1      Form of Certificate of Common Stock of Registrant.................

 4.2      Form of Underwriters Warrant Agreement............................

 5.1      Opinion of Dunn Swan & Cunningham, A Professional Corporation,
          counsel to Registrant, regarding legality of the securities covered by this Registration Statement............................

10.1      Precis Smart Card, Inc. 1999 Stock Option Plan....................

10.2      Form of Financial Advisor Agreement...............................

10.3      Form of Merger and Acquisition Agreement between Barron Chase
          Securities, Inc. and Registrant...................................

10.4      Master Equipment Purchase and Maintenance Agreement, dated
          June 29, 1999, between NationsBanc Services, Inc. and Registrant..

10.5      Smart Card Agreement, dated July 8, 1999, between Entertainment
          Smart Systems, Inc. and Registrant................................

23.1      Consent of Independent Public Accountants, dated
          September 3, 1999.................................................

23.2      Consent of Dunn Swan & Cunningham, A Professional Corporation,
          dated September 7, 1999...........................................

27        Financial Data Schedule...........................................

------------------------
*        Previously furnished.
**       To be furnished by amendment.